Execution Version

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PAN2 B2 LLC,
a Delaware Limited Liability Company

Dated as of December 22, 2017

Page

Article 1	DEFINITIONS AND CONSTRUCTION 1

1.01	Definitions 1

1.02	Construction 13

Article 2	ORGANIZATION 14

2.01	Formation 14

2.02	Name 14

2.03	Registered Office; Registered Agent; Principal Office 14

2.04	Purposes 14

2.05	No State-Law Partnership 15

2.06	Units; Certificates of Membership Interest; Applicability of Article 8 of UCC 15

Article 3	MEMBERSHIP; DISPOSITIONS OF INTERESTS 15

3.01	Members 15

3.02	Representations, Warranties and Covenants 15

3.03	Dispositions and Encumbrances of Membership Interests 17

3.04	Drag, Tag, Right of First Offer 23

3.05	Liability to Third Parties 28

3.06	Withdrawal 28

3.07	Permitted Transfers to Controlled Affiliates 28

3.08	Upstream Pledges and Upstream Realization 29

Article 4	CAPITAL ACCOUNTS 29

4.01	Capital Accounts 29

4.02	Additional Capital Contributions; Member Loans 31

4.03	Return of Contributions 32

Article 5	DISTRIBUTIONS AND ALLOCATIONS 32

5.01	Allocations 32

5.02	Distributions 35

5.03	Distributions on Dissolution and Winding Up 35

5.04	Varying Interests 36

5.05	Withholding 36

Article 6	MANAGEMENT 36

6.01	Management; Standard of Care; No Commingling of Funds 36

6.02	Personnel of Affiliates; Authorized Signatories 38

6.03	Consent Required for Certain Actions 38

6.04	Transferability of Consent Rights 42

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6.05	Limitations of Liability 42

6.06	Indemnification and Exculpation 43

6.07	Loss of Rights 44

6.08	Consequences of Removal of Managing Member of Holdings 47

Article 7	TAXES 47

7.01	Tax Matters Member 47

7.02	Tax Reporting 50

Article 8	BOOKS, RECORDS, REPORTS, AND CONFIDENTIALITY 50

8.01	Maintenance of Books 50

8.02	Reporting 51

8.03	Confidentiality 52

8.04	Third Party Beneficiaries 55

8.05	Survival 55

Article 9	DISSOLUTION, WINDING-UP AND TERMINATION 55

9.01	Dissolution 55

9.02	Winding-Up and Termination 55

9.03	Certificate of Cancellation 57

Article 10	GENERAL PROVISIONS 57

10.01	Offset 57

10.02	Notices 57

10.03	Amendment or Restatement 57

10.04	Binding Effect 57

10.05	Governing Law; Construction 57

10.06	Dispute Resolution Procedure 58

10.07	Jurisdiction; Service of Process 58

10.08	Third Parties 58

10.09	Severability 58

10.10	Execution in Counterparts 58

10.11	Corporate Opportunities, Waiver of Fiduciary Duties, Etc. 59

10.12	Covenants for the Benefit of Panhandle B Member 59

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Exhibit A    –    Members, Capital Contributions, Etc.
Exhibit B    –    Members’ Addresses for Notice

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This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PAN2 B2 LLC (the “Company”), dated as of December 22, 2017 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Members (as defined herein).
RECITALS
1.    On December 15, 2017, Pattern US Finance Company LLC, a Delaware limited liability company (“Pattern Finance”), formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”) and entered into a Limited Liability Company Agreement of PAN2 B2 LLC (the “Original LLC Agreement”).
2.    Prior to the effectiveness of this Agreement, Panhandle B Member 2 LLC, a Delaware limited liability company (“Panhandle B Member”) transferred to the Company, and the Company acquired, 50% of the Class B membership interests in Panhandle Wind Holdings 2 LLC, a Delaware limited liability (“Holdings”), pursuant to that certain Assignment and Assumption Agreement between the Company and Panhandle B Member dated as of the date hereof.
3.    Holdings owns 100% of the membership interests in Pattern Panhandle Wind 2 LLC, a Delaware limited liability company (the “Project Company”), which owns a 181.7 MW nameplate capacity wind project in Carson County, Texas (the “Wind Farm”).
4.    Vertuous Energy LLC, a Delaware limited liability company (the “Investor”) has agreed to acquire 98% of the membership interests in the Company pursuant to that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of June 16, 2017, between the Investor and Pattern Energy Group Inc., a Delaware corporation (“Pattern”); and
5.    The Members wish to amend and restate the Original LLC Agreement in its entirety and to adopt the following Agreement with respect to various matters relating to the Company.
Accordingly, the Members hereby agree as follows:
Article 1
DEFINITIONS AND CONSTRUCTION
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
Act – as defined in the Recitals.
Additional Contribution – as defined in Section 4.02(f).
Adjusted Capital Account – with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant taxable year or other applicable date, increased by the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), and decreased by such items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The adjustments in this definition of Adjusted Capital Account are intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
Affiliate – with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person provided that (x) the Company shall not be deemed an Affiliate of either Pattern Finance or Investor for any purpose hereunder, and (y) neither Member shall be deemed an Affiliate of the other Member for any purpose hereunder.
Affiliated Party – with respect to any Person, any Affiliate of such Person and any director, officer, employee and agent of such Person and of such Person’s Affiliates.
Agreement – as defined in the introductory paragraph.
Amended Code – the Code, as amended by the Bipartisan Budget Act.
Article 9 Disposition – as defined in Section 3.04(b).
Assignee – any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(ii).
Auction Rate Securities – a security with a long term maturity which bears interest at a rate set in an auction process.
Bankruptcy or Bankrupt – with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person, and sixty (60) Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and sixty (60) Days have expired without the appointment’s having been vacated or stayed, or sixty (60) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Bipartisan Budget Act – Title XI of the Bipartisan Budget Act of 2015 and any related provisions of law, court decisions, regulations, rules, and administrative guidance.

Business Day – any day other than a Saturday, a Sunday, or a holiday on which the principal chartered banks in San Francisco, California, USA or Montreal, Quebec, Canada are not open for business.
Capital Account – the account to be maintained by the Company for each Member in accordance with Section 4.01.
Capital Call – a call by the Managing Member to the Members to contribute a specified amount of money to the Company, as provided in Section 4.02.
Capital Contribution – with respect to any Member, the amount of money, and the net agreed value (as unanimously agreed to by Members) of any property (other than money) contributed to the Company by the Member taking into account any liabilities described in Treasury Regulation 1.704-1(b)(2)(iv)(b)(2). Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.
Cash Equivalents – any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000.00, or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investor Service, Inc. (or any successor thereto) or “A-1” (or the then equivalent grade) by Standard & Poor’s Rating Group, a division of Standard & Poor’s Corporation (or any successor thereto); provided, that, for the avoidance of doubt, Auction Rate Securities shall not be Cash Equivalents.
Certified Public Accountants – a firm of independent public accountants selected from time to time by the Managing Member, subject to Section 6.03; provided, the initial Certified Public Accountants shall be Ernst & Young LLP with respect to financial matters and Deloitte & Touche USA LLP with respect to Tax matters.
Claims – all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, Taxes, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) from losses (including amounts paid in settlement of claims) of every kind and character.
Class A Termination Date – as defined in Section 6.01(g).
Class B Membership Interests Disposition – as defined in the acknowledgment of this Agreement by Panhandle B Member attached hereto.
Code – the Internal Revenue Code of 1986, as amended.

Company – as defined in the introductory paragraph.
Company Minimum Gain – the meaning set forth with respect to the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
Competitively Sensitive Information – as defined in Section 8.03.
Confidential Information – as defined in Section 8.03.
Consult or Consultation – to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.
Contributing Member – as defined in Section 4.02(f).
Control – the possession, directly or indirectly, of:
(a)    (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions (including liquidating distributions) therefrom (for the avoidance of doubt, with respect to the Company, the Managing Member shall at all times be deemed to be in control); (iii) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; and (iv) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity;
and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the foregoing.
Controlled Affiliate – (i) in respect of Investor, an Affiliate of Investor that is controlled by PSP, and (ii) in respect of Pattern Finance, an Affiliate of Pattern Finance that is controlled by Pattern.
Day – a calendar day; provided, however, that if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
Delaware Certificate – as defined in Section 2.01.
Dispose, Disposing or Disposition – with respect to any asset (including any Unit or Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity to the extent that such conversion would be treated as a sale or exchange of such asset for federal income tax purposes, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up). For avoidance of doubt, the Parties agree that an Encumbrance is not a Disposition.
Dispute – as defined in Section 10.06.
Disqualified Tax Exempt Person -- any Person that is treated as (i) a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code or (ii) a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F) of the Code.
Dissolution Event – as defined in Section 9.01.
Distributable Cash – as of any date, all cash, Cash Equivalents and liquid investments (excluding proceeds of any Capital Contributions) held by the Company as of such date, subject to retaining sufficient cash reserves to meet the Company’s reasonably foreseeable needs in relation to: existing or reasonably foreseeable obligations; solvency; and the current annual budget (including all agreed retention, capital expenditures and reserves).
Distribution Date – in respect of any month, the last Business Day of the following calendar month.
Drag Along Notice – as defined in Section 3.04(a).
Drag Along Sale – as defined in Section 3.04(a).
Drag Sale Interests – as defined in Section 3.04(a).
Effective Date – as defined in the introductory paragraph.
Encumber, Encumbering or Encumbrance – the creation of a lien (statutory or otherwise), mortgage, deed of trust, claim, option, easement, charge, pledge, security interest, hypothecation, assignment, use restriction or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing), and any conditional sale or other title retention agreement.
Energy Hedge Agreement – the Energy Hedge Agreement specified on Exhibit C to the Holdings Operating Agreement, and any replacement energy hedge agreement entered into in accordance with this Agreement.
Environmental Law – any and all applicable Laws pertaining to pollution or protection of health, safety, environment or natural resources, including applicable Laws (both statutory and common law) relating to actual or threatened emissions, discharges, or releases of pollutants, raw materials, products, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes, and including all Governmental Approvals and agreements and duties issued under or imposed by such applicable Laws.
ERCOT – the Electric Reliability Council of Texas, Inc., and any successor thereto.
ERISA – as defined in Section 3.02(f).
ERISA Plan – as defined in Section 3.02(f).
Escalated Good Faith Discussions – as defined in Section 10.06.
FERC – the Federal Energy Regulatory Commission or any successor thereto.
Flip Point – as defined in the Holdings Operating Agreement.
Funding Notice – as defined in Section 4.02.
GAAP – United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.
Governmental Approval – all permits, licenses, approvals orders, determinations and authorizations of, and filing and registrations with, any Governmental Authority, NERC or ERCOT.
Governmental Authority – means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) acting in a regulatory capacity and having jurisdiction over the matter or Person in question.
Holdings – as defined in the Recitals.
Holdings Operating Agreement – the Third Amended and Restated Limited Liability Company Agreement of Panhandle Wind Holdings 2 LLC, dated as of November 10, 2014, as amended from time to time.
including – including, without limitation.
Initial Good Faith Discussions– as defined in Section 10.06.
Investor – as defined in the Recitals.
IRS – U.S. Internal Revenue Service or any successor agency.
Law – any treaty, constitution, law (including Environmental Law), statute, ordinance, rule, order, decree, restriction, requirement, regulation or other directive which is legally binding or has the effect of law and has been enacted, issued or promulgated by any Governmental Authority.

Loss – any claim, obligation, liability, loss, damage, injury (to person, property, or natural resources), action, suit, judgment, cost and expense (including reasonable attorney’s fees) of whatever kind or nature, including Tax Losses, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed.
Managing Member – initially, Pattern Finance and thereafter any Person that is appointed as Managing Member in accordance with this Agreement.
Material Contract shall mean contracts of the following types:
1.    any lease or other type of agreement granting long-term real property tenure rights that is material to the Wind Farm, taken as a whole;
2.    applicable third-party partnership agreements (including agreements with tax equity partners);
3.    the engineering, procurement and construction agreement, balance-of-plant construction contract or similar agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof);
4.    the turbine supply agreement or similar material equipment supply agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof);
5.    the service and maintenance agreement or similar agreement entered into in respect of the Wind Turbines or any other material equipment;
6.    long-term power purchase agreement, long-term energy hedge agreement or similar agreement entered into with any off-taker to purchase electricity or other products from the Company or Holdings (or any of their respective Subsidiaries);
7.    the interconnection agreement;
8.    agreements evidencing indebtedness of the types described in Section 6.03(h); provided that agreements evidencing indebtedness that the Company and its Subsidiaries are permitted to incur without the Investor’s consent under Section 6.03(h) shall not require the Investor’s consent under Section 6.03(n);
9.    any other contract that affects the operating period of the Wind Farm to which the Company or Holdings (or any of their respective Subsidiaries) is a party or by which such Person, or any of its assets is bound and that:

(a)
limits the freedom of the Company or Holdings (or any of their respective Subsidiaries) to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, in a manner that is material to the Wind Farm, taken as a whole;

(b)	is with Pattern or any of its Affiliates that is material to the Wind Farm, taken as a whole; or

(c)	the entry into or loss of which would result in a material adverse effect on the Company or Holdings (or any of their respective Subsidiaries) or the Wind Farm.
Member – any Person executing this Agreement as of the Effective Date as a member or thereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company. Exhibit A hereto sets forth certain particulars concerning the Members as of the Effective Date. The Managing Member shall amend, or cause to be amended, Exhibit A from time to time to reflect changes in the information set forth therein, including the admission or withdrawal of Members in accordance with this Agreement.
Member Nonrecourse Debt – the meaning set forth with respect to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Deductions – has the meaning set forth with respect to the term “partner nonrecourse deductions” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).
Membership Interest – with respect to a Member, the entire ownership interest of such Member in the Company, including its share of income, gain, loss and credits and the right to receive distributions from the Company and all other rights, powers and benefits accorded a member under this Agreement and the duties and obligations of such Member hereunder.
Minimum Gain Attributable to Member Nonrecourse Debt – that amount with respect to each Member Nonrecourse Debt that is equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the principles of Treasury Regulation Section 1.704-2(i)(3).
MOMA – the Management, Operation and Maintenance Agreement dated December 20, 2013, between the Project Company and Pattern Operators LP, and any replacement MOMA entered into in accordance with this Agreement or the Holdings Operating Agreement.
NERC – the North American Electric Reliability Corporation and any successor thereto.
Non-Contributing Member – as defined in Section 4.02(f).
Nonrecourse Deduction – the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).
Nonrecourse Liability – the meaning set forth in Treasury Regulation Section 1.704‑2(b)(3).
Original LLC Agreement – as defined in the Recitals.

Panhandle B Member – as defined in the Recitals.
Parties – the Members executing this Agreement, and any other Person that becomes a Member in accordance with the provisions hereof.
Partnership Representative – has the meaning assigned to that term in Section 6223 of the Amended Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.
Pattern – as defined in Recitals.
Pattern Control Rights Transfer – as defined in Section 6.07.
Pattern Finance – as defined in the Recitals.
Pattern Seller – as defined in Section 3.04(a).
Permitted Transferee – with respect to any Person, a Controlled Affiliate of such Person; provided that, with respect to PSP, none of its portfolio companies or other investments shall be deemed a Permitted Transferee.
Person – has the meaning assigned to that term in Section 18-101(12) of the Act and also includes Governmental Authority and any other entity.
Principal Project Documents – as defined in the Holdings Operating Agreement.
Pro Rata Share – as to the holder of any class of Units, the number of Units of such class held by such Member divided by the total number of Units of such class outstanding, in each case as set forth opposite its name on Exhibit A.
Project Administration Agreement – as defined in the Holdings Operating Agreement.
Project Company – as defined in the Recitals.
PSP – the Public Sector Pension Investment Board.
PSP Seller – as defined in Section 3.04(a)
PSP Veto Rights – as defined in Section 6.07.
PTC Expiration Date – as defined in the Holdings Operating Agreement.
PTC Period – as defined in the Holdings Operating Agreement.
PUCT – the Public Utility Commission of Texas and any successor thereto.
PURA – the Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001-66.017, as amended.

Purchase and Sale Agreement – as defined in the Recitals.
Regulatory Allocations – as defined in Section 5.01(c).
Related Party – any Person (i) who is related (within the meaning of Section 45(e)(4) of the Code) to the Company, Holdings, or the Project Company if such relationship would result in failure to satisfy Section 45(a)(2)(B) of the Code on sales of electricity by the Project Company or (ii) who is related for purposes of application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code to sales of electricity by the Project Company. Clause (i) of this definition is intended to comply with Code Section 45, Notice 2007-65 and Notice 2008-60, I.R.B. 2008-30, and shall be interpreted consistent with those provisions.
Related Party Contract – any contract between the Company or Holdings or the Project Company or any Subsidiaries (on the one hand) and a Member or an Affiliated Party of a Member (on the other hand) and includes the Project Administration Agreement and the MOMA.
Representatives – as defined in Section 8.03.
Required Capital – as defined in Section 4.02(f).
ROFO Acceptance Period – as defined in Section 3.04(c).
ROFO Declination – as defined in Section 3.04(c).
ROFO Notice – as defined in Section 3.04(c).
ROFO Offeree – as defined in Section 3.04(c).
ROFO Offeror – as defined in Section 3.04(c).
Service Providers – as defined in Section 6.05(a).
Shell Parent Company – as defined in Section 3.03(b)(iv).
SSA – the sponsor services agreement, dated June 16, 2017, between Pattern and PSP.
Subject Membership Interests – as defined in Section 3.04(c).
Subsidiary – with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries; provided that, for the purposes of the definition of Material Contracts and Section 6.03, Holdings and Project Company shall be deemed to be Subsidiaries of the Company.
Tag Along Acceptance Notice – as defined in Section 3.04(b).
Tag Along Notice – as defined in Section 3.04(b).

Tag Along PSP Seller – as defined in Section 3.04(b).
Tag Along Purchaser – as defined in Section 3.04(b).
Tag Along Sale – as defined in Section 3.04(b).
Tag Along Sale Interests – as defined in Section 3.04(b).
Tagging Interests – as defined in Section 3.04(b).
Tax(es) – (a) any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by or payable to any Governmental Authority, including income, gross income, profits, gross receipts, gains, net proceeds, windfall profit, severance, property, real and personal property (tangible and intangible), production, sales, use, leasing or lease, license, excise, interest equalization, duty, franchise, capital stock, net worth, employment, occupation, payroll, employees’ income withholding, other withholding, Medicare and Social Security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, user, transfer, registration, stamp, interest equalization, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and (b) any liability for the payment of amounts with respect to payment of a type described in the preceding clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing, tax allocation or tax indemnity agreement or similar arrangement, by operation of law or otherwise.
Taxable Corporation – a Person that (a) is treated as an association taxable as a corporation and whose income is subject to tax under Section 11 of the Code and (b) is not treated (i) as a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code or (ii) as a tax exempt entity for purposes of Section 168(h)(5) or Section 168(h)(6) of the Code.
Tax Loss – means (i) any Tax and (ii) any economic damages or losses relating to Tax, including but not limited to those attributable to unavailability or deferral of any Tax loss, deduction or credit, any indemnification or make-whole payments made to any Person, and any economic adjustment under any tax equity, joint venture or other arrangement (including any delay or reduction in any allocation of profits, loss and/or tax attributes or any distribution of cash or proceeds from any company or a holding vehicle thereof)
Tax Matters Member – as defined in Section 7.01(a).
Third Party – with respect to any Member or Pattern, any Person who deals at arm’s length with such Member or Pattern, as the case may be.
Third Party Transfer Documents – as defined in Section 3.04(a).

Transfer – to sell, assign, dispose of, exchange, pledge, Encumber, hypothecate or otherwise transfer any Unit or Membership Interest or any portion thereof, or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; provided that (i) neither the granting by any Person of a lien to a bona fide third party lender as collateral security for the obligations of such Person to such lender (an “Upstream Pledge”), or any action by such a lender to foreclose on any such lien (an “Upstream Realization”), shall be deemed a Transfer of any Unit or Membership Interest, except that the sale by such a lender of the applicable Unit or Membership Interest to a third party, whether in a foreclosure sale or otherwise, shall constitute a Transfer and (ii) a Transfer of the units or other equity interest in a Member or in any Person that directly or indirectly holds units or other equity interests in such Member, other than an Upstream Pledge or Upstream Realization, shall not constitute a Transfer by the Member of its Units provided that (a) where the Member is Pattern Finance, that after such Transfer, Pattern continues to ultimately control Pattern Finance and (b) where the Member is the Investor, that after such Transfer, PSP continues to ultimately control the Investor.
Treasury Regulations – the federal income Tax regulations promulgated under the Code or the Amended Code, as such regulations may be amended from time to time (including corresponding provisions of successor Treasury Regulations).
Uniform Commercial Code – the Uniform Commercial Code as in effect from time to time in the State of New York.
United States person – has the meaning set forth in Section 7701(a)(30) of the Code.
Units – as defined in Section 2.06.
Upstream Pledge – as defined in the definition of “Transfer”.
Upstream Realization – as defined in the definition of “Transfer”.
Voting Agreement – the Voting Agreement, dated as of the date hereof, between the Panhandle B Member and the Investor, as amended from time to time.
Wind Farm – as defined in the Recitals.
Wind Turbine – each of the 79 Siemens SWT-2.3-108 wind turbine generators that are included in the Wind Farm, together with the associated mechanical systems, communications systems and towers.
Other terms defined herein have the meanings so given them in this Agreement.
1.02    Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) words used or defined in the singular include the plural and vice versa; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes;

(e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (f) terms defined in this Agreement are used throughout this Agreement and in any Exhibits hereto as so defined; and (g) references to money refer to legal currency of the United States of America.
ARTICLE 2
ORGANIZATION
2.01    Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation of PAN2 B2 LLC (the “Delaware Certificate”), dated as of December 15, 2017, with the Secretary of State of Delaware pursuant to the Act. Pursuant to this Agreement, the Investor is being admitted as a new Member, and the Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein. This Agreement shall be effective upon the execution and delivery of this Agreement by all Parties.
2.02    Name. The name of the Company is “PAN2 B2 LLC” and all Company business must be conducted in that name.
2.03    Registered Office; Registered Agent; Principal Office. The address of the registered office of the Company required by the Act to be maintained in the State of Delaware shall be 1209 Orange Street, Wilmington, DE 19801 or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be Corporation Trust Company or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or in such other place as the Managing Member shall designate. The Managing Member shall give prompt notice to each Member of any election or change in the principal office of the Company.
2.04    Purposes. The purposes of the Company are limited to (i) indirectly through Holdings and the Project Company, to acquiring, financing, developing, owning, leasing, selling, procuring, encumbering, securing, designing, constructing, reconstructing, erecting, installing, testing, commissioning, decommissioning, improving, replacing, relocating, removing, repairing, maintaining, using, monitoring, managing, operating, repowering, dismantling, and disposing of the Wind Farm; (ii) to own, hold or dispose of the membership interests in Holdings owed by the Company; (iii) exercising any power and taking any action as are considered necessary or desirable in connection with the administration of the Company’s affairs described in clauses (i) and (ii) of this Section 2.04, including the maintaining of records, the engagement of professional advisors and consultants, the establishment of bank accounts, and prosecution or defense of legal actions; and (iv) taking all actions incidental, ancillary, necessary or appropriate to the foregoing that may be engaged in by a limited liability company formed under the Act. Notwithstanding anything to the contrary in this Agreement, the Company shall not hold an interest in any Person where such Person is not wholly owned by the Company (except for its interest in Holdings).

2.05    No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than U.S. federal (and, when applicable, state) Tax purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Units; Certificates of Membership Interest; Applicability of Article 8 of UCC. Membership Interests shall be represented by units (each, a “Unit”). Each Unit shall represent a Capital Contribution in the amount of $1.00. The Members hereby specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. All Units (and the Membership Interests represented thereby) shall be represented by certificates, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement.
ARTICLE 3
MEMBERSHIP; DISPOSITIONS OF INTERESTS
3.01    Members. As of the date of this Agreement, the Members listed on Exhibit A hereto are hereby admitted as Members of the Company, with the number of Units set forth in such Exhibit A.
3.02    Representations, Warranties and Covenants. Each Member, severally but not jointly, hereby represents, warrants and, with respect to Section 3.02(d), (e), and (g), covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date or such later date on which such Person becomes a Member, as applicable, and, with respect to Section 3.02(d), (e), and (g) shall be true and correct at all times that such Member is a Member (provided, that the representation, warranty and covenant in clause (g) below shall be deemed to be given only until the later of (x) the Flip Point and (y) the PTC Expiration Date, and the representation, warranty and covenant in clause (e) below shall be deemed to be given only until the PTC Expiration Date):
(a)    that such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that such Member have been duly taken;
(b)    that such Member has duly executed and delivered this Agreement and the other documents contemplated herein to which it is a party, and that they constitute the legal,

valid and binding obligation of such Member, enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);
(c)    that such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject (other than to the extent such conflict, breach, default or violation would not materially adversely affect its ability to perform its obligations hereunder), or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;
(d)    that such Member (or, if it is a disregarded entity for federal Tax purposes, its beneficial owner for federal Tax purposes as provided in Treasury Regulation 301.7701-3) is and shall be a United States person and shall not be subject to withholding under Section 1445 or Section 1446 of the Code;
(e)    prior to the PTC Expiration Date, that such Member is not and shall not be a Related Party;
(f)    that either (i) no part of the Capital Contribution made by such Member, and no part of any purchase price used by such Member to acquire any Units or Membership Interest, constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to Title I of ERISA (an “ERISA Plan”), or other “benefit plan investor” (as defined in Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such ERISA Plan or benefit plan investor (or related trust) has any interest or (ii) the source of the funding used to pay the Capital Contribution made by such Member is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no ERISA Plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile;
(g)    that, prior to the later of (x) the Flip Point and (y) the PTC Expiration Date, either (i) (A) such Member is not and shall not be a “tax-exempt entity” within the meaning of Code Section 168(h)(2)(A) or a “tax-exempt controlled entity” within the meaning of Code Section 168(h)(6)(F)(iii)(I) and (B) no Person who owns a direct or indirect interest in such Member is or shall be a “tax-exempt entity” or a “tax-exempt controlled entity”, unless such Person owns such interest solely through a Taxable Corporation or such Member is a Taxable Corporation or (ii) such Member has fully indemnified each other Member and each other member of Holdings for any adverse Tax consequences it experiences as a result of the classification of such Member or such Person who owns a direct or indirect interest in such Member as a “tax-exempt entity” or a “tax-exempt controlled entity” in a manner reasonably acceptable to such other Members and such other members of Holdings; and
(h)     The Managing Member shall cause both Panhandle B Member and the Company not to transfer, directly or indirectly, its respective equity interests in Holdings in violation of any restrictions on disposition thereof under the Holdings Operating Agreement (unless waived by the applicable members of Holdings).
The representations, warranties and covenants of the Members contained in this Section 3.02 shall survive the execution and delivery of this Agreement and continue in full force and effect with respect to each Member until it ceases to be bound by the provisions of this Agreement.
3.03    Dispositions and Encumbrances of Membership Interests.
(a)    General Restriction. No Member may Dispose of or Encumber all or any portion of its Units or Membership Interest except in strict accordance with this Section 3.03. Any attempted Disposition or Encumbrance of any Unit or Membership Interest by a Member, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance.
(b)    Dispositions of Membership Interests. No Member may Dispose of all or any portion of its Units and no Assignee of Units may be admitted as a Member or Managing Member except in compliance with this Section 3.03(b); provided, that this Section 3.03(b) shall not apply to an Encumbrance or a Disposition upon foreclosure (or Disposition in lieu of such foreclosure) of an Encumbrance which shall be governed by Section 3.03(c). No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to or in connection with the Disposition. The Disposing Member and its Assignee shall pay, or reimburse the Company and each Member for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, on or before the tenth (10th) Day after the receipt by that Person of the Company’s or such Member’s invoice for the amount due.

(i)    Restrictions on Dispositions. No Disposition of any Membership Interest or Units by a Member shall be effective unless the following requirements are satisfied:
(1)    Principal Project Documents. Such Disposition would not result in a breach of the Holdings Operating Agreement, the Energy Hedge Agreement or any other Principal Project Documents, unless otherwise waived or consented to in writing by the applicable counterparty or counterparties thereto so as not to constitute a breach or default thereunder.
(2)    Applicable Laws and Regulations. (i) Such Disposition would not violate any provision of applicable Law provided, that this clause (i) shall only apply to Dispositions to the extent such violation would or would be reasonably likely to have a material impact on the ability of the Company to perform its obligations under the Holdings Operating Agreement, Holdings, any Class A member of Holdings, the Project Company or the Wind Farm; or (ii) such Disposition shall not be to a transferee that any Member is restricted from doing business with as a condition of any Governmental Approval related to the Wind Farm or pursuant to any Law applicable to all members of Holdings.
(3)    Related Party. If such Disposition would occur prior to the PTC Expiration Date, such Disposition would not be to a Related Party (or a Person who would become a Related Party as a result of such Disposition).
(4)    Investment Company Act. Such Disposition would not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.
(5)    Consents and Permits. All Governmental Approvals with respect to such Disposition shall have been obtained (other than any such Governmental Approval which, if not obtained, would not result in an adverse impact on the Wind Farm).
(6)    Dispositions to Competitors. Such Disposition by the Investor would not be to any Person other than Pattern or its Affiliates that directly or indirectly (including through one or more Affiliates) develops or operates wind power or solar power projects (collectively, the

“Competitive Activities”) unless such transferee is a pension fund, investment fund, pooled investment vehicle, insurance company or institutional investor that is directly or indirectly engaged in Competitive Activities through another Person (including through one or more Affiliate) provided that (i) the transferee’s primary business activity is not its direct or indirect ownership of such Person, and (ii) such Disposition shall not be to the Person that is directly engaged in Competitive Activities.
(7)    Drag, Tag and Right of First Offer. Such Disposition, to the extent it constitutes a Transfer, complies with the requirements of Section 3.04.
(8)    Tax Termination. If such Disposition would occur prior to the end of the PTC Period, either (x) such Disposition would not result in Holdings’ termination within the meaning of Section 708 of the Code or (y) the transferor fully indemnifies each other Member and each other member of Holdings for any adverse Tax consequences it experiences as a result of any termination pursuant to Section 708 of the Code as a result of such Disposition in a manner reasonably acceptable to such other Members and such other members of Holdings.
(9)    Entity Classification. If such Disposition would occur (i) prior to the later of the Flip Point and the PTC Expiration Date or (ii) when any Class A member of Holdings that has a negative balance in its capital account with respect to Holdings has not consented in writing to such Disposition, either (x) such Disposition would not cause Holdings to be classified as an entity other than a partnership (or cause the Company or Holdings to be treated as a publicly traded partnership taxable as a corporation) for purposes of the Code or (y) the transferor provides an indemnity from an entity reasonably satisfactory to the other Members and the other members of Holdings and in a manner reasonably acceptable to such other Members and such other members of Holdings to each other Member and each other member of Holdings for any adverse Tax consequences it experiences as a result of any change in classification caused by such Disposition.
(10)    EWG. Such Disposition of a Membership Interest would not result in the Project Company ceasing to be an “exempt wholesale generator” as defined in the

Public Utility Holding Company Act of 2005, as enacted under the Energy Policy Act of 2005 and FERC’s implementing regulations.
(11)    Tax-Exempt Use Property. If such Disposition would occur prior to the later of the Flip Point and the PTC Expiration Date, either (x) such Disposition would not cause the Wind Farm to be treated wholly or partly as “tax-exempt use property” within the meaning of Section 168(h) of the Code or (y) the transferor provides an indemnity from an entity reasonably satisfactory to the other Members and the members of Holdings and in a manner reasonably acceptable to each other Member and the members of Holdings for any adverse Tax consequences it experiences as a result of any change in classification caused by such Disposition.
(12)    OFAC.        Such Disposition is not to a Person (i) who appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) with whom a transaction is prohibited by applicable provisions of Executive Order 13224, the USA Patriot Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) who is controlled by any Person described in (i) or (ii); and (iv) who has its principal place of business located in any country with whose citizens the Company is prohibited from entering into transactions pursuant to the requirements set forth in (ii).
(13)    Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).    None of the funds being used to purchase the Units or satisfy the transferee’s commitments under this Agreement represent or will represent proceeds of crime for the purpose of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
(14)    Suppression of Terrorism. The Disposition is not to a Person identified in the Regulations implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolution on the Democratic People’s Republic of

Korea, the Regulations Implementing the United Nations Resolution on Iran or the Special Economic Measures (Burma) Regulations.
(15)    Securities Law Exemption.    The Disposition is exempt from all requirements to file a prospectus, registration statement or similar document with applicable securities regulatory authorities.
(ii)    Documentation Requirements. In connection with any Disposition permitted under Section 3.03(b)(i):
(A)    Notice. The Disposing Member shall deliver to each other Member written notice not less than ten (10) Business Days prior to the effective date of such Disposition (other than in connection with a Disposition to an Affiliate, including pursuant to Section 3.03(b)(iv), in which case written notice shall be given no later than ten (10) Business Days after the effective date of such Disposition).
(B)    Disposition Instrument. The Disposing Member shall deliver to the Managing Member an instrument implementing the Disposition in form and substance reasonably acceptable to the Managing Member and shall do all such acts or things that may be necessary to effect the Disposition.
(iii)    Admission as a Member. Upon Disposition of Units by a Member in accordance with Section 3.03(b)(i) and Section 3.03(b)(ii), the Assignee shall be admitted to the Company as a Member.
(iv)    Indirect Dispositions of Membership Interest Permitted. Nothing in this Agreement shall restrict, limit or require consent for, any direct or indirect Disposition of any ownership or membership interest in any Member or any Person which directly or indirectly holds an ownership or membership in a Member; provided, however, that any Disposition by any Member that is a Shell Parent Company or by any Shell Parent Company that directly or indirectly owns a Member, shall be subject to the applicable requirements of Section 3.03(b)(i) and Section 3.03(b)(ii)(A) . The “Shell Parent Company” shall mean any direct or indirect owner of the Company that does not, directly or through any other Person, own or lease any material assets (other than the Membership Interests), have an interest in any other project or business or have any material investments or material rights unrelated to the Company, Holdings, the Project Company or the Wind Farm. For avoidance of doubt, any Person that owns another Person (other than the Company, Holdings or the Project Company) that is not a Shell Parent Company shall not be a Shell Parent Company.
(c)    Encumbrances of Membership Interest; Foreclosure. Nothing in this Agreement shall limit any Member from Encumbering its Membership Interest to secure financial indebtedness of such Member or any Affiliate thereof; provided that a Member may only Encumber its Membership Interest to secure financial indebtedness of such Member or any Affiliate thereof if, when granted, the Encumbrance is not in favor of a Related Party or a Person that would become a Related Party upon foreclosure of such Encumbrance (with respect to any Encumbrance prior to the PTC Expiration Date). In addition to complying with the foregoing proviso, any subsequent Disposition of Membership Interest by the lenders or their agent to a third party following any such foreclosure (or deed in lieu of such foreclosure) must comply with the requirements of Section 3.03(b) other than clause 3.03(b)(i)(7).
3.04    Drag, Tag, Right of First Offer.
(a)     Drag Along Rights.
(1)    Subject to first complying with its obligations pursuant to Section 3.04(c), if Pattern together with any of its Permitted Transferees (to whom a Membership Interest has been transferred) (collectively, a “Pattern Seller”) desires to effect a bona fide Transfer of all (but not less than all) of its direct and indirect ownership interests in Holdings, whether in one transaction or a series of related transactions (the “Drag Sale Interests” and, any such transactions or series of related transactions, a “Drag Along Sale”) to any Third Party, other than a Permitted Transferee, for cash then the Pattern Seller shall (in its sole discretion) be permitted to deliver written notice to the Investor and its Permitted Transferees (to whom a Membership Interest has been transferred) (collectively, a “PSP Seller”) of such Drag Along Sale no later than fourteen (14) calendar days prior to the anticipated date of consummation of such Drag Along Sale (the “Drag Along Notice”). Such Drag Along Notice shall (i) identify the purchaser, the purchase price per the unit of the membership interests in Holdings and a summary of the other material terms and conditions of the proposed Drag Along Sale and (ii) be accompanied by forms of all agreements (including any schedules, exhibits and annexes thereto) to be entered into by or on behalf or for the account or otherwise for the benefit of the Pattern Seller, as applicable, in connection with the Drag Along Sale. Following receipt of the Drag Along Notice, the PSP Seller shall be obligated to sell to the purchaser all of the PSP Seller’s Membership Interest in the Company at the purchase price equal to the purchase price per unit of the membership interests in Holdings multiplied by (x) the number of units of membership interest in Holdings owned by the Company and (y) PSP Seller’s Pro Rata Share, and otherwise on the same terms therefor and subject to the same conditions thereto, as the Pattern Seller.
(2)    Neither the Pattern Seller nor any Controlled Affiliate thereof shall have entered into any collateral agreement, commitment or understanding with the purchaser or its affiliates that has or would have the effect of providing to the Pattern Seller or any such Controlled Affiliate consideration of greater value than the consideration offered pursuant to the Drag Along Sale; provided that such restriction shall not apply to any commercial agreement in effect at the time of such transaction

(including, for the avoidance of doubt, the MOMA and the Project Administration Agreement) that was entered into prior to the date hereof or following receipt of an Investor’s consent, if any, required in accordance with Section 6.03 and the Voting Agreement.
(3)    The PSP Seller shall not be required to make any representations or warranties with respect to the Drag Along Sale other than customary fundamental representations and warranties as to ownership, title and due authorization and the PSP Seller shall be solely responsible for the accuracy of such representations and warranties (and shall not have any liability for any such representations and warranties of Pattern Seller). In addition, the PSP Seller shall only be responsible for any indemnification obligations, escrow amounts and holdback amounts in connection with the Drag Along Sale on a several and proportionate (and not joint and several basis) in accordance with its indirect ownership interests in Holdings relative to the Pattern Seller. The PSP Seller shall not be required to enter into or be bound by any non-compete or similar restrictive covenants in connection with any Drag Along Sale.
(4)    If the PSP Seller is not represented on the closing date of the Drag Along Sale or is represented but fails for any reason whatsoever to produce and deliver any required instruments and documents as may be consistent with its obligations hereunder and necessary or desirable to give effect to the sale and Transfer of applicable Units held by the PSP Seller and as may be necessary to discharge any encumbrance that affects such Units (collectively, the “Third Party Transfer Documents”) to the Third Party, then the price per Unit payable to the PSP Seller in connection with the Drag Along Sale, subject to the provisions of this Agreement may be deposited by the Third Party in a special account in the name of the PSP Seller at a branch of the bank used by the Third Party. Such deposit shall constitute valid and effective payment of any purchase price payable to the PSP Seller pursuant to this Section 3.04(a) even though the PSP Seller has, in breach of this Agreement, voluntarily encumbered or disposed of any of the Units and notwithstanding the fact that a conveyance or conveyances or assignment or assignments of the Units may have been delivered in breach of this Agreement to any alleged pledgee, transferee or other Person. If the purchase price payable to the PSP Seller pursuant to this Section 3.04(a) is deposited as aforesaid, then, from and after the date of such deposit, and even though the Third Party Transfer Documents have not been delivered to the Third Party, the purchase of the Units being sold by the PSP Seller shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity, in and to such Units shall be conclusively deemed to have been transferred and assigned to and become vested in the Third Party and all right, title, benefit and interest, both at law and in equity, of the PSP Seller, or of any transferee, assignee or any other Person having any interest, legal or equitable, therein or thereto shall cease and determine, provided, however, that the PSP Seller shall be entitled to receive the purchase price payable to the PSP Seller pursuant to this Section 3.04(a)

so deposited, with interest, upon delivery to the Third Party of the Third Party Transfer Documents.
(5)    The PSP Seller hereby irrevocably constitutes and appoints the Third Party as its true and lawful attorney and agent in the name of and on behalf of the PSP Seller to execute and deliver in the name of the PSP Seller all such assignments, transfers, deeds or instruments as may be necessary to effectively transfer and assign the Units held by the PSP Seller to the Third Party, provided that such assignments, transfers, deeds and instruments do not conflict with the provisions of this Section 3.04(a). Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the dissolution, winding-up, bankruptcy or insolvency of the PSP Seller and the PSP Seller hereby ratifies and confirms and agrees to ratify and confirm all that the Third Party may lawfully do or cause to be done by virtue of the provisions hereof. The PSP Seller hereby irrevocably consents to the Transfer of its Units made pursuant to the provisions of this Section 3.04(a).
(6)    The Investor and its Permitted Transferees shall be obligated to, and hereby do, waive any dissenters’ rights, appraisal rights or similar rights in connection with any Drag Along Sale.
(7)    If, substantially concurrently with the closing of a Drag-Along Sale, the purchaser in such transaction agrees to the termination of the MOMA and/or Project Administration Agreement and the MOMA or the Project Administration Agreement is terminated in connection with such Drag-Along Sale, Pattern will waive any termination fees payable under such terminated MOMA or Project Administration Agreement, as applicable.
(8)    This Section 3.04(a) shall not apply to an Article 9 Disposition.
(b)    Tag Along Rights. Subject to first complying with Section 3.04(c), if at any time a Pattern Seller desires to effect a bona fide Transfer of some or all of its direct or indirect ownership interests in Holdings whether in one transaction or a series of related transactions (the “Tag Along Sale Interests” and, any such transactions or series of related transactions, a “Tag Along Sale”) to any Third Party, other than a Permitted Transferee, (a “Tag Along Purchaser”), then the Managing Member shall be required to provide the Investor and its Permitted Transferees (to the extent that such Permitted Transferees own any Membership Interest) (collectively the “Tag Along PSP Seller”) with at least thirty (30) calendar days’ prior written notice (the “Tag Along Notice”) of such proposed Tag Along Sale. Such Tag Along Notice shall (A) identify the Tag Along Purchaser, the amount of ownership interests in Holdings proposed to be transferred directly or indirectly by the Pattern Seller, the percentage of the then-issued and outstanding Class A membership interests (if any) and Class B membership interests in Holdings, respectively, that such proposed Transfer represents, the sales price per unit of the applicable membership interests in Holdings, and a summary of the other material terms and conditions of the proposed Tag Along Sale and (B) be accompanied by forms of all agreements (including any schedules, exhibits and annexes thereto) to be entered into by or on behalf or for the account or otherwise for the benefit of the Pattern Seller in connection with the proposed Transfer. Within twenty (20) calendar days following receipt by the Tag Along PSP Seller of the Tag Along Notice, the Tag Along PSP Seller may, by providing written notice (which notice shall be deemed to be irrevocable when sent) (the “Tag Along Acceptance Notice”) to the Managing Member, elect to Transfer to the Tag Along Purchaser, as part of the Tag Along Sale, an amount of Units owned by the Investor (the “Tagging Interests”) up to the total amount of the corresponding issued and outstanding Class A membership interests (if any) or Class B membership interests of Holdings proposed to be transferred, directly or indirectly, to the Tag Along Purchaser pursuant to the Tag Along Sale multiplied by a ratio, the numerator of which is amount of issued and outstanding Class A membership interests or Class B ownership interests in Holdings, as applicable, owned (directly or indirectly) by the Tag Along PSP Seller and the denominator of which is the total amount of issued and outstanding Class A or Class B ownership interests in Holdings, as applicable, at the same purchase price per unit of the Class A or Class B membership interests in Holdings as the Pattern Seller and otherwise on the same terms therefor and subject to the same conditions thereto. Neither the Pattern Seller nor any Controlled Affiliate thereof shall have entered into any collateral agreement, commitment or understanding with the Tag Along Purchaser or its affiliates that has or would have the effect of providing to the Pattern Seller or any such Controlled Affiliate consideration of greater value than the consideration offered pursuant to the Tag Along Sale; provided that such restriction shall not apply to any commercial agreement in effect at the time of such transaction (including, for the avoidance of doubt, the MOMA and the Project Administration Agreement) that was entered into prior to the date hereof or that was entered into following receipt of any Investor’s consent, if any, required in accordance with Section 6.03 and the Voting Agreement. If the Tag Along Purchaser does not accept all of the Tagging Interests tendered by the Tag Along PSP Seller, then the Pattern Seller shall have the option to either (i) proportionately reduce (on the basis of the ratio of the direct or indirect ownership interests in Holdings, as the case may be, held by the Pattern Seller to the Tag Along PSP Seller) the number of Tag Sale Interests and Tagging Interests to account for the maximum number of ownership interests that the Tag Along Purchaser is willing to purchase or (ii) abandon the Tag Along Sale. If the Tag Along PSP Seller does not deliver a Tag Along Acceptance Notice within twenty (20) calendar days after receipt of the Tag Along Notice, the Investor shall be deemed to have waived its rights with respect to the Transfer of its Units pursuant to the applicable Tag Along Sale and the Pattern Seller shall have until one hundred eighty (180) days after the expiration of such twenty (20) calendar day period after the date of the Tag Along Notice in which to Transfer the ownership interests in Holdings described in the Tag Along Notice on terms not more favorable to the Pattern Seller than those set forth in the Tag Along Notice. If at the end of such one hundred eighty (180) day period the Pattern Seller shall not have completed the Transfer of all of the Pattern Seller’s direct or indirect ownership interests in Holdings contemplated to be transferred in the Tag Along Notice (reduced to account for any Tagging Interests (if any) and all Tagging Interests (if any)), then the Tag Along PSP Seller’s tag along rights shall again apply with respect to any such unsold ownership interests. This Section 3.04(b) shall not apply to any “Disposition” (as defined in the Holdings Operating Agreement) of the Class B membership interests in Holdings pursuant to Article 9 of the Holdings Operating Agreement (the “Article 9 Disposition”).

(c)    Right of First Offer.
(1) If any Member, PSP or any of its Permitted Transferees or a Pattern Seller (as applicable, the “ROFO Offeree”) desires to Transfer all or any portion of its Membership Interest in the Company or direct or indirect ownership interests in Holdings to any Third Party other than to a Permitted Transferee who agrees to be bound by the obligations set forth in this Agreement, the ROFO Offeree (or, if the ROFO Offeree is the Pattern Seller, the Managing Member) shall give the other Member(s) (the “ROFO Offeror”) written notice setting forth the details of the Membership Interests of the Company and/or Holdings to be transferred (the “Subject Membership Interests”) and any other material terms of the proposed Transfer reasonably known or anticipated by the ROFO Offeree (a “ROFO Notice”).
(2)    Within forty-five (45) calendar days after delivery of a ROFO Notice, the ROFO Offeror shall either: (i) deliver a written offer to the ROFO Offeree to purchase the Subject Membership Interests (a “ROFO Offer”) or (ii) deliver a written notice to the ROFO Offeree that the ROFO Offeror will not make a ROFO Offer (a “ROFO Declination”). If the ROFO Offeror fails to deliver either a ROFO Offer or a ROFO Declination within such forty-five (45)-day period, the ROFO Offeror will be deemed to have delivered a ROFO Declination.
(3)    Unless a ROFO Offer is accepted pursuant to written notice from the ROFO Offeree to the ROFO Offeror within ten (10) calendar days following the delivery of a ROFO Offer (the “ROFO Acceptance Period”), such ROFO Offer shall be deemed to have been rejected by the ROFO Offeree. In the event that the ROFO Offeree validly rejects a ROFO Offer or the ROFO Offeror delivers a ROFO Declination, subject to complying with its obligations under Section 3.04(b), the ROFO Offeree shall be free to Transfer the applicable Subject Membership Interests to any Third Party; provided that in the event the ROFO Offeror has previously delivered a ROFO Offer that was rejected by the ROFO Offeree, the ROFO Offeree shall only be permitted to enter into a definitive agreement to Transfer the applicable Subject Membership Interest (A) during the nine (9) month period following the expiration of the ROFO Acceptance Period, (B) at a price greater than or equal to 105% of the price offered in the ROFO Offer and (C) on terms and conditions (economic and otherwise) that are not materially less favorable (in the aggregate) to the ROFO Offeree than the terms and conditions set forth in the ROFO Offer. If at the end of such nine (9) month period the ROFO Offeree shall not have completed the Transfer of the Subject Ownership Interest, then it shall once again be required to comply with this Section 3.04(c).
(4)    If a ROFO Offer is accepted during the ROFO Acceptance Period, the ROFO Offeror shall acquire the Subject Membership Interest, and the ROFO Offeree shall Transfer the Subject Membership Interest to the ROFO Offeror at the price set forth in the ROFO Offer; provided that neither party shall be required to provide any representations or warranties with respect to such Transfer other than customary fundamental representations and warranties as to ownership, title and due authorization.
(5)    A sale by a ROFO Offeree of a Subject Ownership Interest to a ROFO Offeror shall be completed in accordance with the provisions of Section 3.03(b)(ii), provided however, that the closing of such sale shall be not later than ninety (90) days from the date on which the ROFO Offer is accepted or such later date as may be required to facilitate obtaining any required consents or approvals of any Governmental Authority or counterparty to a Principal Project Document that is required in connection with such sale, and the consideration paid to the ROFO Offeree by the ROFO Offeror shall be as set out in the ROFO Offer.
(6)    This Section 3.04(c) shall not apply to an Article 9 Disposition.
(d)    Applicability to Pattern.     To the extent Section 3.04(b) or (c) of the Agreement is applicable to any Transfer by Pattern of all or any portion of Pattern’s indirect ownership interest in Holdings, Pattern Finance shall cause Pattern to comply or cause the applicable Pattern Seller, as the case may be, to comply with the terms of Section 3.04(b) or Section 3.04(c) as the seller of the Tag Along Sale Interests or the Subject Membership Interests, as applicable.
3.05    Liability to Third Parties. No Member shall be personally liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member.
3.06    Withdrawal. A Member may not withdraw or resign from the Company except as permitted by this Agreement.
3.07    Permitted Transfers to Controlled Affiliates.
Subject to Section 3.03(b) (except for Section 3.03(b)(i)(7)), a Member who is not then in default of its obligations under this Agreement will be entitled to Transfer to a Controlled Affiliate, without first complying with Section 3.04, title to all or part of its Units to one or more of its Controlled Affiliates, provided that:
(a)    the Transferor first establishes to the satisfaction of the non-Transferring Members, acting reasonably, (and if the non-Transferring Members do not agree that the Transferee is a Permitted Transferee then the matter shall be subject to the dispute resolution procedures outlined in Section 10.06) that the Person to which it is transferring its Units is a Permitted Transferee;
(b)    the non-Transferring Members receive prior written notice of such Transfer; and
(c)    where the Transferor transfers less than all of its Units to a Controlled Affiliate, all Units held or acquired by such Transferor and its Controlled Affiliate(s) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and (i) such Transferor and its Controlled Affiliate(s) may apportion such rights as among themselves in any manner they deem appropriate and (ii) shall be jointly and severally liable for their respective obligations under this Agreement.
3.08    Upstream Pledges and Upstream Realization.
Any Upstream Pledges and Upstream Realization shall be permitted, and shall not be deemed to constitute a “Transfer” for the purposes of Section 3.04, so long as (a) any subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of its direct or indirect interest in Units or Membership Interests is to a Person that has either (A)(x) a rating not less than “BBB” from S&P or “Baa3” from Moody’s or (y) is Controlled by an Affiliate meeting the criteria specified in (x), or (B) together with its Affiliate(s) on consolidated basis, a tangible net worth of at least US$500,000,000, or, in the case of an investment fund, pension plan or other similar entity, aggregate assets under management of at least US$500,000,000 and (b) such subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of such indirect or indirect interests in Units or Membership Interests complies with the transfer restrictions hereunder including Section 3.04.
ARTICLE 4
CAPITAL ACCOUNTS
4.01    Capital Accounts.
(a)    Each Member’s Capital Account balance (as of the Effective Date) and Pro Rata Share shall be as indicated on Exhibit A. The aggregate Capital Account balances of the Members, as indicated on Exhibit A, equals the fair market value of the assets held by the Company on the Effective Date.
(b)    Each Member’s Capital Account shall be increased by (a) the amount of money contributed by that Member to the Company, (b) the fair market value (as unanimously agreed to by Members ) of property contributed by that Member to the Company, (c) allocations to that Member of Company income and gain (or items thereof) allocated pursuant to Section 5.01(a) or specially allocated pursuant to Section 5.01(b), Section 5.01(c), or Section 9.02(a), including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) (but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i)), and (d) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member, and shall be decreased by (e) the amount of money distributed or deemed distributed to that Member by the Company, (f) the fair market value (as agreed to unanimously by Members and so adjusted with the adjustment allocated as income or loss) of property distributed to that Member by the Company, (g) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, (h) allocations to that Member of Company loss and deduction (or items thereof) allocated pursuant to Section 5.01(a) or specially allocated pursuant to Section 5.01(b), Section 5.01(c), Section 5.01(d), or Section 9.02(a), including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) (but excluding items described in (g) above and loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii)) and (i) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company. To the extent not otherwise inconsistent with the provisions of this Section 4.01, the Members’ Capital Accounts shall be maintained and adjusted as required by the provisions of Treasury Regulation Sections 1.704‑1(b)(2)(iv) and 1.704-1(b)(4), including (1) adjustments required by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), (2) adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and (3) adjustments required by the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(m). The Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property as of the following times: (A) the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for new or additional Units, (B) the distribution of more than a de minimis amount of money or other property by the Company to a Member as consideration for a Membership Interest, (C) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or a new Member acting in a Member capacity or in anticipation of being a Member, or (D) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). The foregoing provisions of this Article and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto.
4.02    Additional Capital Contributions; Member Loans.
(a)    The Managing Member shall determine from time to time the capital and operating requirements of the Company and, unless otherwise unanimously agreed by the Members, shall make Capital Calls to fund such capital and operating requirements only to the extent required in order to ensure that the Company is able to pay any additional Capital Contribution (as defined in the Holdings Operating Agreement) pursuant to Article 4 of the Holdings Operating Agreement or any expense of the Company incurred in accordance with this Agreement and, to the extent approved by the Investors (such approval not to be unreasonably withheld or delayed) any other capital requirements of the Company.
(b)    Capital Calls will be issued from time to time in writing (a “Funding Notice”) by the Managing Member to each Member, in accordance with the then applicable operating budget or as approved by the Managing Member, with a schedule setting out the aggregate amount of the Capital Call and the portion of such Capital Call required to be contributed by each Member, calculated by multiplying such aggregate Capital Call by such Member’s Unit Interest. Unless unanimously agreed by the Members, all Capital Calls shall be satisfied in cash and not in other property.
(c)    Any Funding Notice issued by the Managing Member will include the bank account information to which payment is to be made and the due date on which the payment is required from each Member, which date shall be at least five (5) Business Days following the date that the Funding Notice is delivered or given.
(d)    Following the issuance of a Capital Call by the Managing Member, each Member will make a Capital Contribution to the Company in the amount specified as such Member’s portion of the Capital Call in the Funding Notice.
(e)    Each Member shall be required to contribute its respective share of a Capital Call, as set forth in the applicable Funding Notice.
(f)    If a Funding Notice is issued by the Managing Member and any Member fails to contribute capital in accordance with such Funding Notice (in this Section 4.02(f), a “Non-Contributing Member”), then each Member that has contributed its required capital (“Required Capital”) in accordance with such Funding Notice (in this Section 4.02(f), a “Contributing Member”) shall have the right, but not the obligation, to contribute an amount up to the amount of the capital required to have been contributed by the Non-Contributing Member (such a contribution, an “Additional Contribution”). The Contributing Member will be issued Units in respect of both the Required Capital it contributed and the Additional Contribution it contributed, notwithstanding Section 2.06 and any other provision to the contrary herein, such that the Contributing Member, for each $1 contributed, is issued such amount of the Units that represents an indirect ownership of three (3) Class B Units (as such term is defined in the Holdings Operating Agreement), provided that such dilution does not result in a breach of, or a violation of any restriction on “Disposition” contained in, and as defined under, the Holdings Operating Agreement.
(g)    Except as set forth above, no Member will be required or permitted to make a Capital Contribution or a loan to the Company.
(h)    Upon a Member making a Capital Contribution, the Managing Member will amend Exhibit A hereto to reflect each Member’s membership interests (which for certainty shall not be adjusted as a result of any Capital Contribution made by a Member except as expressly provided in Section 4.02) and Capital Contribution.
4.03    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Allocations.
(a)    General. For purposes of maintaining the Capital Accounts pursuant to Section 4.01, after giving effect to the special allocations set forth in Section 5.01(b) and in Section 5.01(c), and subject to the limitation in Section 5.01(d), each item of income, gain, loss, deduction and credit of the Company for any period (or portion of a period) after the Effective Date shall be allocated to the Members in accordance with their Pro Rata Shares.
(b)    Special Allocations. The following special allocations shall be made in the following order:
(i)    Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.01 or 9.02(a), except as provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary subsequent periods) in the manner and in the amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2), 1.704‑2(j)(2)(i) or any successor provisions. This Section 5.01(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.01 or Section 9.02(a), except Section 5.01(b)(i) and as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt determined in accordance with Treasury Regulation Section 1.704-2(i)(5) at the beginning of a taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704‑2(j)(2)(ii), or any successor provisions. This Section 5.01(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704‑2(i)(4) and shall be interpreted consistently therewith.
(iii)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company gross income (if any) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, any such Member’s negative balance in an Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 5.01(b)(iii) shall be made only if and to the extent that such Member would have a negative balance in an Adjusted Capital Account after all other allocations provided for in this Section 5.01 have been tentatively made as if this Section 5.01(b)(iii) was not in this Agreement.
(iv)    Gross Income Allocation. In the event any Member has a negative balance in an Adjusted Capital Account at the end of any taxable period, each such Member shall be specially allocated items of Company income and gain in the amount of such negative balance as quickly as possible; provided, that an allocation pursuant to this Section 5.01(b)(iv) shall be made only if and to the extent that such Member would have a negative balance in an Adjusted Capital Account after all other allocations provided for in this Article 5 have been made as if Section 5.01(b)(iii) and this Section 5.01(b)(iv) were not in this Agreement.
(v)    Nonrecourse Deductions. Any Nonrecourse Deduction for any taxable period shall be allocated to the Members in accordance with Section 5.01(a).
(vi)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Sections 1.704-2(i) and (j).
(vii)    Liquidating Allocations. Any items of income, gain, loss, deduction and credit arising in connection with the liquidation shall be allocated pursuant to Section 9.02(a).
(c)    Curative Allocations. The allocations set forth in Section 5.01(b)(i) through (vi) hereof as limited by Section 5.01(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. To the extent the Company can do so consistently with the Treasury Regulations, the Company shall reallocate items of income, gain, deduction, loss or credit among the Members such that, to the extent possible, the net amount of the allocations under Section 5.01(a) and (b) and Section 9.02(a) will be the net amount that would have been allocated to each Member if this Agreement did not contain the Regulatory Allocations; provided, that, to the extent that it is not possible to reallocate such items of income, gain, deduction, loss or credit in such a manner in a given taxable year, such reallocations will be made in subsequent taxable years, as applicable, to the extent consistent with such Treasury Regulations.
(d)    Loss Limitations. No allocation of items of loss or deduction pursuant to Section 5.01(a) or Section 9.02(a)(v) shall be made to a Member if such allocation would cause such Member to have a negative balance in an Adjusted Capital Account, or increase the amount of a Member’s negative balance in an Adjusted Capital Account. In the event some but not all of the Members would have a negative balance in an Adjusted Capital Account as a consequence of an allocation of items of loss or deduction pursuant to Section 5.01(a) or Section 9.02(a)(v), the limitation set forth in this Section 5.01(d) shall be applied on a Member by Member basis and items of loss or deduction not allocable to any Member as a result of such limitation shall be allocated to the other Members in the manner otherwise required pursuant to Section 5.01(a) and Section 9.02(a)(v) to the extent such other Members have positive balances in their Adjusted Capital Accounts so as to allocate the maximum permissible items of loss and deduction to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).
(e)    Other Allocation Rules.
(i)    For purposes of determining the income or losses, or any other items allocable to any period, income, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under the closing of the books method described in Section 706 of the Code and the Treasury Regulations thereunder.
(ii)    The Members are aware of the income tax consequences of the allocations made by this Section 5.01 and Section 9.02(a) and hereby agree to be bound by the provisions of this Section 5.01 and Section 9.02(a) in reporting their shares of Company income and loss for income tax purposes.
(iii)    Solely for purposes of determining a Member's proportionate share of any "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members’ interests in the Company’s profits are in accordance with their proportionate allocations under Section 5.01(a)(i).
(f)    Income Tax Allocations; Code Section 704(c). For income tax purposes, each item of income, gain, loss, and deduction shall be allocable in the same manner such items are allocated for book purposes pursuant to this Section 5.01; provided, however, that income, gain, loss and deductions with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704‑1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).
5.02    Distributions. All Distributable Cash shall, subject to Sections 5.03 and 5.05, be distributed by the Company to the Members on each Distribution Date on which the Company has Distributable Cash, in accordance with their Pro Rata Shares. Each distribution shall be made only in cash unless unanimously agreed by the Members.
5.03    Distributions on Dissolution and Winding Up. Notwithstanding Section 5.02, upon the dissolution and winding up of the Company, liquidating distributions shall be made as provided in Section 9.02.
5.04    Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Units, the Members agree that their allocable shares of such items for the taxable year shall be determined using the closing of the books method described in Section 706 of the Code and the related Treasury Regulations to take account of the Members’ varying number of Units.
5.05    Withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any Law and shall remit amounts withheld to, and file required forms with, applicable Tax authorities. To the extent that the Company is required to withhold and pay over any amounts to any Tax authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable Tax authority. If an amount required to be withheld was not withheld from an actual distribution, the Company may reduce subsequent distributions by the amount of such required withholding and any penalties or interest thereon. Each Member agrees to furnish to the Company such forms or other documentation as is necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations. The Company shall make good faith efforts to provide notice of any applicable withholding and consult with the affected Member with respect thereto in a good faith effort to reduce or eliminate such withholding within a reasonable amount of time after becoming aware of any such withholding obligation.
ARTICLE 6
MANAGEMENT
6.01    Management; Standard of Care; No Commingling of Funds.
(a)    Except as otherwise expressly provided in this Agreement, including the provisions of Sections 6.02, 6.03 and 6.05, the management of the Company is fully vested in the Managing Member. Subject to the provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company. Decisions or actions taken in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member and employee of the Company.
(b)    The Managing Member covenants that it will exercise the powers and discharge its duties under this Agreement honestly and in good faith and that it will exercise the degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances. The Managing Member also covenants that it will devote such time and attention to the conduct of the purposes of the Company as is reasonably required for the prudent management of the purposes of the Company.
(c)    The Managing Member will take all necessary actions to ensure that the funds and other property of the Company are not commingled with the funds or other property of any other Person.
(d)    When exercising the Company’s right to approve, accept, consent to, or vote or agree upon any matter under the Holdings Operating Agreement, the Managing Member covenants that it will exercise the powers and discharge its duties under this Agreement honestly and in good faith and that it will exercise the degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances, including taking into account what the Managing Member reasonably believes to be the best interest of the Company on any matters that have a disproportionate adverse effect on the Company (as compared to the effect on the other Class B member of Holdings).
(e)    The Managing Member will not exercise the Company’s rights under Articles 9 or 10 of the Holdings Operating Agreement to acquire any membership interests in Holdings unless Panhandle B Member contemporaneously exercises its rights under such Articles on a pro rata basis with the Company.
(f)     The Managing Member will exercise the Company’s rights under Articles 9 or 10 of the Holdings Operating Agreement to acquire membership interests in Holdings if Panhandle B Member contemporaneously exercises its rights under such Articles on a pro rata basis with the Company.
(g)    Prior to the date that all of the Holdings’ Class A Units have been acquired by the Holdings’ Class B Members (the “Class A Termination Date”), to the extent that the Company has the right to vote under Section 6.10 of the Holdings Operating Agreement for the removal or replacement of the managing member of Holdings, the Managing Member shall cast the vote of the Company in agreement with the Supermajority of Class A Members (as defined in the Holdings Operating Agreement) prior to the Flip Point and the Majority of the Class A Members (as defined in the Holdings Operating Agreement)  after the Flip Point. After the Class A Termination Date,  the Managing Member will exercise the Company’s rights under Section 6.10 of the Holdings Operating Agreement as directed in writing by the Investor.
6.02    Personnel of Affiliates; Authorized Signatories. Subject to Section 6.03, with respect to duties discharged hereunder by the Managing Member, the Managing Member may (i) discharge such duties through the personnel of an Affiliate of the Managing Member and (ii) designate “Authorized Signatories” of the Company and delegate signature authority to such Persons to execute documents on behalf of the Company where directed to do so by the Managing Member. The Managing Member shall not be entitled to compensation for services rendered pursuant to this Section 6.02.
6.03    Consent Required for Certain Actions. Any provision of this Agreement (other than Section 6.04(b) and Section 6.07(b)(2), (c)(2) and (d)(2)) to the contrary notwithstanding, without the prior written consent of the Investor, the Managing Member shall not, except as expressly required by the Energy Hedge Agreement, take any action to cause the Company to, or cast its vote on the behalf of the Company as a Class B member of Holdings in any matter coming up for a vote under Holdings Operating Agreement that would cause Holdings or the Project Company (or any of their respective Subsidiaries) to, take any of the following actions:
(a)    any amendment of the certificate of formation or operating agreement of the Company or Holdings (or any of their respective Subsidiaries), other than (i) as required by the Holdings Operating Agreement, (ii) amendments that are required by Law, are of a clerical or

“housekeeping” nature, or are contemplated by this Agreement (including Section 7.01(b)) or (iii) in the case of the Holdings Operating Agreement, amendments to give effect to the provisions of the Bipartisan Budget Act and any Treasury Regulations or other administrative pronouncements promulgated thereunder (including adoption of the “push out” election provided for by Section 6226(a) of the Code);
(b)    (i) the incorporation or acquisition of a Subsidiary of the Company or Holdings or the disposition of any shares of a Subsidiary of the Company or Holdings, (ii) the Company or Holdings (or any of their respective Subsidiaries) entering into any partnership, joint venture or similar arrangement with any other Person, or (iii) the purchase of any business by the Company or Holdings (or any of their respective Subsidiaries) or the acquisition by stock or purchase by the Company or Holdings (or any of their respective Subsidiaries) of all or substantially all the assets of any other Person;
(a)    the sale (or entry into of binding agreements to that effect), lease, exchange or other disposition of (i) all or substantially all of the assets of the Company or Holdings (or any of their respective Subsidiaries) or (ii) assets of the Company or Holdings (or any of their respective Subsidiaries) that would result in a material adverse effect on the power generation of the Wind Farm, or, in the case of each of clauses (i) and (ii) immediately above, the granting of an option or right to such effect;
(b)    initiating or otherwise participating in voluntary winding-up or bankruptcy proceedings of the Company or Holdings (or any of their respective Subsidiaries);
(c)    any merger, amalgamation or consolidation or the entering into of any agreement, arrangement or understanding to merge, amalgamate or consolidate, the Company or Holdings (or any of their respective Subsidiaries) with any Person;
(d)    any change to the equity capital structure of the Company or Holdings (or any of their respective Subsidiaries) (whether by subdivision, consolidation or reclassification), the issuance or allotment of any equity or the granting of any right, option or privilege to acquire any equity or the redemption or repurchase by the Company or Holdings (or any of their respective Subsidiaries) of any equity, other than (i) as contemplated in this Agreement or the Delaware Certificate in the case of the Company, or the Holdings Operating Agreement or Holdings’ certificate of formation in the case of Holdings, in each case including any purchase rights or equity dilutions provisions (including to fund non-discretionary expenses or amounts necessary to comply with legal obligations), or (ii) amendments that are required by Law or are of a clerical or “housekeeping” nature;
(e)    the taking or institution of any proceedings for the continuance, winding up, liquidation, reorganization or dissolution of the Company or Holdings (or any of their respective Subsidiaries), in each case under applicable debtor relief Laws, other than as required by applicable Law;
(f)    (i) any incurrence of any indebtedness by the Company, Holdings or any of their respective Subsidiaries for borrowed money or granting of any lien or security interest by the

Company or Holdings (or any of their respective Subsidiaries) in respect of any indebtedness for borrowed money, including any financing or refinancing, that is not in existence as of the date hereof other than (A) in the case of an amendment to or refinancing of existing indebtedness of the Company or Holdings, where the amended or refinanced indebtedness would not result in a capital call or be in excess of the total amount of the existing indebtedness outstanding at the time of the refinancing that would be amended or extinguished by the refinancing plus all applicable fees, costs and expenses including breakage costs incurred in connection with such new financing or the repayment of the existing indebtedness; or (B) indebtedness of less than 2% of the book value of assets of the Project Company that is required to meet the Project Company’s obligations that cannot reasonably be expected to be met with Distributable Cash (as such term is defined in the Holdings Operating Agreement) or that can be satisfied with the posting of a letter of credit or other security, (ii) making any loan for borrowed money or entering into any external borrowing arrangements where the Company or Holdings (or any of their respective Subsidiaries) acts as a lender, (iii) the Company or Holdings (or any of their respective Subsidiaries) entering into any derivative transaction or amending in any material manner or terminating any derivative transaction other than in connection with a transaction described in clauses (i)(A) or (i)(B) above and other than short-term energy hedge, renewable attributes and/or capacity transactions, or (iv) any incurrence of any indebtedness for borrowed money or granting of any security interest or entering into any other borrowing arrangements, in each case by the Company or Holdings (or any of their respective Subsidiaries) with any Affiliated Party;
(g)    the repayment of any loan or advance made by an Affiliated Party of the Company to the Company (or any of its Subsidiaries) or of Holdings to Holdings (or any of its Subsidiaries), other than in accordance with the terms agreed upon at the time the loan or advance was made;
(h)    the granting of any security on the assets of the Company or Holdings (or any of their respective Subsidiaries) other than (i) under a financing that is otherwise permitted under this Agreement, or (ii) customary liens created in the operation of the Wind Farm such as liens for trade payables, mechanics, suppliers and warehouse liens, capital leases and tax liens;
(i)    the guarantee or indemnification by the Company or Holdings (or any of their respective Subsidiaries) of, or the grant of security by the Company or Holdings (or any of their respective Subsidiaries) for, the debts or obligations of any third party, in each case other than customary guarantees or indemnities arising out of the ordinary course of business of the Company or Holdings (or any of their respective Subsidiaries);
(j)    the guarantee or indemnification by the Company or Holdings (or any of their respective Subsidiaries) of, or the grant of security by the Company or Holdings (or any of their respective Subsidiaries) for, the debts or obligations of any Affiliated Party thereof;
(k)    any change to the distribution policy of the Company (or any of their respective Subsidiaries) agreed by Pattern and PSP at or prior to the closing of the Purchase and Sale Agreement (or as amended by mutual agreement), or, with respect to Holdings or the Project Company, reflected in the Holdings Operating Agreement or the operating agreement of the Project

Company, respectively, other than, in the case of Holdings, any changes to allocations and distributions mandated from time to time by the Holdings Operating Agreement;
(l)    the Company or Holdings (or any of their respective Subsidiaries) entering into (on or after the date of this Agreement), causing the early termination of, or making material amendments to any (i) any Material Contract, (ii) applicable third-party partnership agreements (including the Holdings Operating Agreement), or (iii) any contract with Pattern or its Affiliates, including the MOMA and Project Administration Agreement, except (x) in each case for new contracts, terminations and/or amendments that are required by applicable Law or to avoid a material default by the Company or Holdings (or any of their respective Subsidiaries) or otherwise preserve material rights of the Company or Holdings (or any of their respective Subsidiaries) under such contract or agreement and (y) in the case of clause (ii) as required to give effect to the exercise of options or rights under such agreements. Notwithstanding the foregoing, with respect to any new contracts that are proposed to be entered between the Company or Holdings (or any of their respective Subsidiaries), on the one hand, and Pattern or any of its Affiliates, on the other, the Managing Member shall provide written notice to the Investor setting out details of the scope of services to be provided by Pattern or such other Affiliate thereof under such new contract and the corresponding fees payable to Pattern or such other Affiliate thereunder. Within thirty (30) calendar days of such a notice, the Investor may object to such new contract on the ground that either the scope of services to be provided is not reasonable or that the proposed fees payable are not within the range of “market fees” (factoring in the proposed scope). If the Investor objects prior to the expiration of such thirty (30) day notice period, then the matter shall be referred to a dispute resolution process (such process to include mediation through progressively senior levels of each of the Investor and the Managing Member following which the matter shall be referred to an independent third party expert reasonably selected by the Investor, who shall determine if the scope of services to be provided is not reasonable or that the proposed fees payable are not within the range of “market fees” (factoring in the proposed scope)). If the Investor does not timely object to the proposed new contract, or if the independent third party expert so determines that the proposed scope of services is reasonable and the fees payable are within the range of “market fees”, then the Managing Member shall be permitted to cause the applicable new contract to be so entered into;
(m)    the approval by the Company or Holdings (or any of their respective Subsidiaries) of any capital expenditure or series of related capital expenditures in excess of 2% of the book value of the assets of the Project Company other than as necessary to comply with applicable Law, address a safety emergency or casualty or maintain an insurance policy relating to the Project Company;
(n)    the initiation or settlement by the Company or Holdings (or any of their respective Subsidiaries) of any material litigation or material administrative proceeding;
(o)    appointment and removal/replacement of auditors of the Company Holdings (or any of their respective Subsidiaries), other than when such appointment, removal or replacement of auditors is designed to have the auditor of the Company or Holdings be the same as Pattern’s auditor;

(p)    adoption of and changes to employee benefits arrangements or schemes of the Company or Holdings (or any of their respective Subsidiaries), except for non-material changes which are reasonable for a Person (other than a natural person) of the same size and nature as the Company or Holdings;
(q)    the creation, modification or termination by the Company or Holdings (or any of their respective Subsidiaries) of any plan for the purchase of equity or other securities through the award of options to purchase equity, including a stock option plan or similar program;
(r)    any change to the accounting methods of the Company or Holdings (or any of their respective Subsidiaries) or to the fiscal year-end, other than (i) when such change to the accounting methods of the Company or Holdings (or any of their respective Subsidiaries) or to the fiscal year-end is designed to conform to the accounting methods or fiscal year-end of Pattern or (ii) to comply with GAAP;
(s)    any significant change in the scope or nature of the business of the Company or Holdings (or any of their respective Subsidiaries) and the entering into any contract, agreement or commitment that would result in a significant change in the scope or nature of the business of the Company or Holdings (or any of their respective Subsidiaries); or
(t)    seeking to launch an initial public offering or the admission to trading on a recognized stock exchange of the whole or any part of the Company’s or Holdings’ issued securities (or those of any of its Subsidiaries); or
(u)    file Internal Revenue Service Form 8832 (or such alternate or successor form) to elect to have the Company or Holdings classified as a corporation for federal income tax purposes under Regulation Section 301.7701-3, or take any affirmative action to have the Company or Holdings be treated for federal income tax purposes other than as a partnership, except in each case, as may be required by Law.
6.04    Transferability of Consent Rights.
(a)    The consent rights set forth in Section 6.03 will not be transferable with the Investor’s Membership Interests, except for Dispositions to Permitted Transferees or the transferee of 100% of the Membership Interests acquired by the Investor on the Effective Date. If the Investor Disposes of less than all of its Membership Interests, the Investor shall, subject to Section 6.04(b) and Sections 6.07(b), (c) and (d), retain full authority to exercise its surviving consent rights.
(b)    The consent rights set forth in Section 6.03 will terminate when the Investor and its Permitted Transferees own less than such amount of the Units that represents (i) an indirect ownership of 25% of all Class B Units (as such term is defined in the Holdings Operating Agreement) unless, in the case of a dilution pursuant to Section 4.02(f) from a failure by Investor or its Affiliates to fund Capital Calls made pursuant to this Agreement, the Investor and its Permitted Transferee own indirect interest representing 10% or more of such Class B Units, or (ii) an indirect ownership of 10% of all Class B Units (as such term is defined in the Holdings Operating Agreement) if such reduction in the ownership of such Class B Units has resulted from a dilution pursuant to Section 4.02(f) from a failure by Investor or its Affiliates to fund Capital Calls made pursuant to this Agreement.
(c)    If, subsequent to the termination of the consent rights of the Investor and its Permitted Transferees pursuant to Section 6.04(b)(i) above, the Investor or such Permitted Transferees transfer its or their remaining Units in accordance with this Agreement to a Third Party and such transfer results in such Third Party owning 100% of the Membership Interests acquired by the Investor on the Effective Date, such Third Party shall have the consent rights of the Investor herein; provided, that Section 6.04(b) and Sections 6.07(b)(2), (c)(2) and (d)(2) shall thereafter apply to such Third Party as if such Sections referred to such Third Party instead of the Investor.
6.05    Limitations of Liability.
(a)    The Managing Member, in its capacity as the Managing Member, shall have no liability to the Company or to the other Members for any action taken or failure to act on behalf of the Company within the scope of the authority conferred on the Managing Member by this Agreement or otherwise by Law, unless the act or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence or a breach of the Managing Member’s obligations under this Agreement or applicable Law. Neither the Managing Member nor its directors, shareholders, officers, employees or agents are liable, responsible for or in any way accountable (in damages or otherwise) to the Company or a Member for: (i) except as otherwise provided in this Section 6.05, any mistakes or errors in judgment, or any act or omission believed in good faith by the Managing Member to be within the scope of authority conferred by this Agreement or otherwise by Law; (ii) any action or inaction arising from good faith reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants retained by any of them with reasonable care; or (iii) any action or inaction of any professional advisors selected by any of them with reasonable care. This Section 6.05 shall survive the termination of this Agreement and the dissolution of the Company.
(b)    Anything in this Agreement to the contrary notwithstanding, the Managing Member does not guarantee any outcome or event or that the Company, Holdings or the Project Company will in fact comply with any applicable legal or contractual obligation provided that the Managing Member shall be required to perform its duties in accordance with the standard of care set forth in Section 6.01(b).
(c)    THE OBLIGATIONS OF THE MEMBERS UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE MEMBERS ONLY, AND NO RECOURSE SHALL BE AVAILABLE AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY MEMBER.
(d)    NO MEMBER (INCLUDING THE MANAGING MEMBER) SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY EQUITY, OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY,

INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED.
6.06    Indemnification and Exculpation.
(a)    To the fullest extent permitted by Law, each Member and their respective officers, directors, employees and agents will be exculpated from, and the Company will indemnify such Persons from and against, all Claims any of them incur by reason of any act or omission performed or omitted by such Person in a manner reasonably believed to be consistent with its rights and obligations under Law and this Agreement; provided, however, that this indemnity does not apply to Claims that are attributable to the gross negligence, willful misconduct or fraud of such Person, or for clarification, to such Person’s breach of any of the representations, covenants or agreements under this Agreement.
(b)    To the fullest extent permitted by Law, expenses to be incurred by an indemnified Person under this Section 6.06 will, from time to time, be advanced by or on behalf of the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking by or on behalf of such indemnified Person to repay such amount in the event that there is a final determination that the indemnified Person is not entitled to be indemnified under this Agreement.
(c)    The Company has no obligation to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company, Holdings or the Project Company against any liability asserted against the Person and incurred by the Person in any capacity. Each Member shall be responsible for maintaining such insurance as it may desire for its own officers, directors, managers, employees who have acted as agents of the Company, Holdings or the Project Company.
(d)    Each Member (the “first member”) shall indemnify, defend and hold the other Member and its Affiliates harmless from any Loss suffered by such other Member or its Affiliates if such Loss results from (i) the first member’s gross negligence, willful misconduct, fraud or breach of any of its representations, covenants or agreements under this Agreement or the Voting Agreement, or (ii) actions taken by the first member or an Affiliate of the first member that (x) change its organizational structure or legal form, (y) change its Tax status or characterization (by affirmative election or otherwise), or (z) effect a Transfer, assignment or pledge of any Membership Interest (or the interest in a holding vehicle thereof) to, or otherwise cause any such interests to be owned by, a Disqualified Tax-Exempt Person.
6.07    Loss of Rights.
(a)    Applicability of Section 6.07.
Each Member acknowledges and agrees that this Section 6.07 shall only apply after the Class A Termination Date.

(b)    Bankruptcy
(1)    If Pattern Finance, any Affiliate of Pattern Finance that holds Units, Panhandle B Member or any Affiliate of Panhandle B Member that holds Class B membership interest in Holdings initiates voluntary bankruptcy proceedings, or fails to dismiss involuntary bankruptcy proceedings filed against it (including any such proceedings arising through consolidation with any bankruptcy proceedings relating to Pattern) within 180 days of filing, then (i) Pattern Finance shall automatically be removed as the Managing Member of the Company, and (ii) Panhandle B Member shall resign as the managing member of Holdings pursuant to the Holdings Operating Agreement, and vote to appoint the Company as the managing member of Holdings (the action described in this clause and (ii), the “Pattern Control Rights Transfer”).
(2)    If the Investor or an Affiliate of the Investor that holds Units initiates voluntary bankruptcy proceedings, or fails to dismiss involuntary bankruptcy proceedings filed against it (including any such proceedings arising through consolidation with any bankruptcy proceedings relating to an Affiliate of PSP) within 180 days of filing, then the Investor will automatically and without the need for any further act or formality lose, from and after such date, its right to approve matters under Section 6.03 (the “PSP Veto Rights”).
(c)    Dilution
(1)    If the aggregate of the Membership Interest of Pattern Finance and the Class B membership interests of Panhandle B Member in Holdings is reduced below such level as corresponds to ownership of 10% of all Class B membership interests of Holdings as a result of a failure by Panhandle B Member to fund capital calls made pursuant to the Holdings Operating Agreement, then Pattern Finance shall automatically be removed as Managing Member and Panhandle B Member shall implement the Pattern Control Rights Transfer.
(2)    If the aggregate Membership Interest of Investor and its Affiliates is reduced below such level that corresponds to ownership of 10% of all Class B membership interests in Holdings as a result of a failure by Investor or its Affiliates to fund Capital Calls made pursuant to this Agreement, then Investor will automatically and without the need for any further act or formality lose, from and after such date, all of its PSP Veto Rights.
(d)    Events of Default
(1)    If Pattern Finance, the Company (while Pattern Finance is the Managing Member), Panhandle B Member or Holdings (while Panhandle B Member is the managing member of Holdings) is determined by a court to have committed actual fraud, willful misconduct or bad faith in connection with the performance of its duties under this Agreement or the Holdings Operating Agreement, then Pattern Finance shall automatically be removed as Managing Member and Panhandle B

Member will implement the Pattern Control Rights Transfer; provided that this clause (1) shall not apply in the case of any action that was undertaken following receipt of an Investor’s consent, if any, required in accordance with Section 6.03 or the Voting Agreement, as applicable.
(2)    If Investor is determined by a court to have committed actual fraud, willful misconduct or bad faith in connection with the performance of its duties under this Agreement, then Investor will automatically and without the need for any further act or formality lose, from and after such date, all of the PSP Veto Rights to Pattern Finance.
(3)    If (a) a court determines that Pattern Finance has committed a material breach of its obligations under this Agreement in a repetitive manner and notice of such material breaches was given by Investor to Pattern Finance following each such material breach or that Panhandle B Member has committed a material breach of its obligations under the Holdings Operating Agreement in a repetitive manner and notice of such material breaches was given by Investor to Panhandle B Member following each such material breach, and (b) such repetitive material breach has a material adverse effect on the value of Investor’s investment in the Company, then Pattern Finance shall automatically be removed as Managing Member and Panhandle B Member will be required to implement the Pattern Control Rights Transfer; provided that this clause (3) shall not apply in the case of any action that was undertaken following receipt of an Investor’s consent, if any, required in accordance with Section 6.03 or the Voting Agreement, as applicable.
(4)    If a court determines that Pattern Finance, in its capacity as Managing Member, Panhandle B Member, in its capacity of as managing member of Holdings, any Affiliate of Pattern Finance or Panhandle B Member that is a counterparty to a Related Party Contract (or the equivalent thereof with respect to any renewable energy project that is jointly owned directly or indirectly by Pattern and PSP) or the SSA, has committed (or caused the Company or Holdings to commit) a felony crime or its equivalent under applicable Laws involving actual fraud against an equity investor in one or more renewable energy projects controlled by Pattern, then Pattern Finance shall automatically be removed as Managing Member and Panhandle B Member will be required to implement the Pattern Control Rights Transfer.
(e)    Consequences of Loss of Rights
(1)    Subject to Section 6.07(e)(4) below, upon a resignation or removal of Pattern Finance and implementation of the Pattern Control Rights Transfer, in each case, pursuant to Section 6.07(b), (c) or (d), Investor shall replace Pattern Finance as the Managing Member and shall have all of the rights and duties of the Managing Member under this Agreement, including the right to vote under the Holdings Operating Agreement to appoint the Company as managing member of Holdings, and decisions and actions referred to in Section 6.03 may be approved and undertaken by Investor without the consent of Pattern Finance or Panhandle B Member.
(2)    If Pattern Finance shall have transferred its Membership or Panhandle B Member shall have transferred the Class B Membership Interest to a Permitted Transferee, such Permitted Transferee will automatically be removed as Managing Member hereunder or implement the Pattern Control Rights Transfer in any circumstance where this Section 6.07 provides that Pattern Finance or Panhandle B Member be removed as Managing Member or be required to implement the Pattern Control Rights Transfer.
(3)    If Investor shall have transferred its Membership Interest to a Permitted Transferee, such Permitted Transferee will lose such PSP Veto Rights in any circumstance where this Section 6.07 provides that Investor would lose such PSP Veto Rights.
(4)    Notwithstanding anything to the contrary in this Agreement, if (a) Pattern Finance resigns or is removed as Managing Member, and Panhandle B Member implements the Pattern Control Rights Transfer pursuant to subsection (b) or (d) of this Section 6.07, and (b) thereafter, membership interest in Holdings or Pattern Finance’s Units are Transferred, directly or indirectly, by Panhandle B Member, Pattern Finance, Pattern or an applicable Affiliate thereof to a Third Party in accordance with the Holdings Operating Agreement or this Agreement, as applicable, then in connection with such Transfer, Investor shall resign as Managing Member, such Third Party shall replace Investor as the Managing Member and such Third Party shall have all of the rights and duties of the Managing Member under this Agreement, including the right to appoint itself as the managing member under the Holdings Operating Agreement; provided, that Sections 6.07(b)(1), (c)(1) and (d)(1) shall thereafter apply to such Third Party as if such Third Party were named in such Sections instead of Pattern Finance.
(5)    Notwithstanding anything to the contrary in this Agreement, if (a) Investor loses its PSP Veto Rights under Section 6.04(b)(i) or subsection (b) or (d) of this Section 6.07, and (b) thereafter, Investor effects one or more Transfers in accordance with this Agreement which results in 100% of the Units acquired by Investor on the Effective Date being held by a Third Party, then such Third Party shall have all PSP Veto Rights; provided, that Sections 6.04(b) and Section 6.07(b)(2), (c)(2) and (d)(2) shall thereafter apply to such Third Party as if such Third Party were named in such Sections instead of the Investor.
6.08    Consequences of Removal of Managing Member of Holdings. If Panhandle B Member or any subsequent replacement or successor managing member of Holdings is removed or replaced as managing member of Holdings in accordance with Section 6.10 of the Holdings Operating Agreement, then Pattern Finance or any other Person that is appointed as Managing Member in accordance with this Agreement will, upon written request by the Investor, promptly resign as the Managing Member, and be replaced as Managing Member by the Investor, on the later of the date of such written request or the Class A Termination Date.
ARTICLE 7
TAXES
7.01    Tax Matters Member.
(a)    The “tax matters partner” of the Company within the meaning of Code Section 6231(a)(7) shall act in a similar capacity under any applicable non-U.S., state or local tax law (the “Tax Matters Member”). The Tax Matters Member shall prepare or cause to have prepared all tax returns of the Company and have all authority and powers afforded to a tax matters partner pursuant to Section 6231 of the Code, provided that the Tax Matters Member shall not cause the Company to be treated as other than a “partnership” for income tax purposes. The Tax Matters Member shall take such action as may be reasonably necessary to cause each other eligible Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall keep the Members informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish a copy of each notice or other communication received by the Tax Matters Member from the IRS to each Member within ten Business Days of receipt, except such notices or communications as are sent directly to such Member by the IRS. All reasonable out-of-pocket expenses incurred by the Tax Matters Member while acting in the capacity of tax matters partner shall be paid or reimbursed by the Company. The Tax Matters Member shall, in its discretion, make any and all elections the Company under the Code or state or local tax law. Notwithstanding the foregoing, the Tax Matters Member shall (i) make an election under Code Section 754 to adjust the basis of the Company’s property upon receipt of a written request from a Member and (ii) shall, to the extent permitted under applicable Law, adopt as the Company’s fiscal year the calendar year. The initial Tax Matters Member for the Company shall be Pattern Finance.
(b)    For taxable years of the Company beginning on or after January 1, 2018, the Managing Member may appoint a Partnership Representative and authorize the Partnership Representative to take any and all actions determined by the Managing Member (subject to Section 6.03) and permissible under Section 6223 of the Amended Code and Treasury Regulations thereunder, provided that the Partnership Representative shall be subject to obligations and limitations analogous to those set forth in clause (a) of this Section 7.01 with respect to the Tax Matters Member, except as otherwise provided therein. The initial Partnership Representative shall be Pattern Finance. Subject to the Investor’s consent, the Managing Member shall have the authority to amend this Section 7.01(b) to give effect to the provisions of the Bipartisan Budget Act and any Treasury Regulations or other administrative pronouncements promulgated thereunder and each Member agrees to be bound by the provisions of any such amendment. Any such amendment shall seek to preserve and maintain, to the extent reasonably possible, the relative and analogous rights, duties, responsibilities and obligations of the Members to those provided under this Agreement.

(c)     In the event of an adjustment to the Company’s taxes or tax returns by a governmental authority (or any entity in which the Company holds a direct or indirect interest), including any “imputed underpayment” within the meaning of Section 6225 of the Code (as modified by the Bipartisan Budget Act) paid by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), the Partnership Representative will use commercially reasonable efforts to allocate the burden of (or any decrease in Distributable Cash resulting from) any taxes, penalties or interest imposed on the Company pursuant to the Amended Code Sections 6225 and 6232 among the Members and former Members in a reasonable manner based on the status, actions, inactions or other attributes of each Member and taking into account whether such Member has filed an amended return for its taxable year that includes the end of the reviewed year of the Company and paid any tax due shown thereon in order to modify or reduce the amount of the Imputed Adjustment Amount under Section 6225(c)(2).  Any amounts allocated to a Member pursuant to the preceding sentence will be treated as withholding tax that arises as a result of the status or other matters that are particular to a Member. Upon receipt of any notice of final partnership adjustment by the Company, the Partnership Representative shall consider in good faith in consultation with the other Members the adoption of the “push out” election provided for by Section 6226(a) and shall make such election if so directed by the Members holding more than 50% of the Units. If the push-out election is not made, each Member and former Member agrees to indemnify and hold harmless the Company for such Member’s share, determined as described above, of the Imputed Underpayment Amount Each Member acknowledges and agrees that (a) it may be required to provide the Partnership Representative with documents, information, assistance or cooperation in connection with the requirements imposed on the Company pursuant to Sections 6221 through 6241 of the Amended Code, together with any guidance issued thereunder, and (b) if it fails to provide such documentation, information, assistance or cooperation (including as a result of a Member not being eligible to provide any requested documentation), any taxes, penalties or interest imposed on the Company as a result of such failure will be treated for all purposes of this Agreement (including Section 5.05) as amounts that are determined by reference to the status of a Member (or its beneficial owners)).
(d)    Each Member agrees that, in the case of any direct Disposition by such Member, such Member shall remain liable for any indemnification obligations set forth under clause (c) above which could be owed by such Member in respect of the time periods preceding the effective date of the Disposition, unless the transferee of its Membership Interest expressly assumes its indemnification liability under Section 7.01(c) with respect to such preceding periods.
7.02    Tax Reporting. The Company shall, as a Company expense, use its best efforts to furnish the Members, within one-hundred twenty (120) days after the end of each fiscal year, with all necessary tax reporting information required or reasonably requested by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of the Company’s income, gain, loss, deductions and credits for such fiscal year. Promptly after filing thereof, the Company shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership return of income and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule. The Tax Matters Member shall use best efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company.
ARTICLE 8
BOOKS, RECORDS, REPORTS, AND CONFIDENTIALITY
8.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company complete and accurate books and records of the Company in accordance with prudent business practices and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law. Any books and records by or on behalf of the Company in the normal course of business, including books of account and records of the proceedings of the Company, may be kept on, or be in the form of computer disk, hard disk, magnetic tape, or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, and (iii) if requested by Investor and at Investor’s sole expense, audited by the Certified Public Accountants at the end of each calendar year. The foregoing books and records will be maintained for the time periods required by applicable Law. Such books and records will be made available to the Members in a form that will enable such Persons to access them at the principal office of the Company during normal business hours and through remote electronic access.
(c)    The Project Company has caused Pattern Operators LP to provide operation and maintenance services to the Wind Farm in accordance with the MOMA. Pattern Finance will, or will cause Pattern Operators LP to, as applicable, make available in San Francisco, California or Houston, Texas, during normal business hours and, to the extent practicable, by remote electronic access, all records relating to the operation and maintenance services provided under the MOMA.
(d)    The Project Company has caused Pattern Operators LP to provide administration services to the Wind Farm in accordance with the Project Administration Agreement. Pattern Finance will, or will cause the Pattern Operators LP, as applicable, to make available to the Members the ledgers and all books and records relating to the Wind Farm in San Francisco, California or Houston, Texas, during the normal business hours and, to the extent practicable, by remote electronic access.
8.02    Reporting.

(a)    The Investor shall be entitled to receive periodic operational reporting with respect to Project Company and Holdings consistent with the reporting provided in accordance with the Holdings Operating Agreement. Such reporting shall include, at a minimum, the following:
(i)    a reasonably detailed budget on an annual basis;
(ii)    a reasonably detailed operating report, on a monthly basis, including summary environmental, health and safety information, as applicable;
(iii)    actual financial and operational results data and reforecasting (if applicable), in each case on a quarterly basis;
(iv)    a distribution forecast (including calculations of debt services coverage ratio and forecasted distributions to Members) on a quarterly basis;
(v)    unaudited financial statements (that do not include footnotes), within 60 days of the end of each fiscal quarter, including a balance sheet, income statement, statement of cash flows, statement of Holdings’ members’ equity based on hypothetical liquidation book value (HLBV) methodology, all in reasonable detail and fairly presenting the financial position of Holdings and the Project Company as of the end of such quarter;
(vi)    within 120 days of the end of each fiscal year, (a) audited financial statements of Holdings on a consolidated basis and (b) unaudited financial statements of the Company. To the extent audited financial statements of Holdings on a consolidated basis or audited financial statements of the Project Company are no longer prepared or required to be prepared pursuant to the Holdings Operating Agreement, the Investor shall have the right to request, at the Investor’s sole expense, an audit of the Project Company’s financial statements, in which case Managing Member and Panhandle B Member shall use commercially reasonable efforts to cause audited financial statements to be prepared (at the Investor’s sole cost and expense) in an expeditious manner. Pursuant to Section 8.01(b) above, the Investor shall have the right to request, at Investor’s sole expense, an audit of Company’s financial statements, in which case Managing Member shall use commercially reasonable efforts to cause audited financial statements to be prepared (at Investor’s sole cost and expense) in an expeditious manner; and
(vii)    such other items as the Investor may reasonably request from time to time.
(b)    The Investor shall be entitled (at its sole cost and expense) to have auditors engaged by Investor review, subject to such auditors agreeing to comply with customary confidentiality restrictions, any financial statements prepared in respect of Company, Holdings or the Project Company and all books and records and working papers related thereto; provided that any such reviews shall be scheduled upon reasonable advance notice by Investor and shall occur during normal business hours and shall be conducted in a manner not to unreasonably interfere with the business and operations of Company, Holdings, Project Company, Managing Member, or its and their Affiliates.
(c)    All financial statements required to be made or prepared hereunder will be made or prepared in accordance with GAAP.
(d)    Where the right to conduct any such review are subject to obligations of Managing Member (or its Affiliates) or Company (or its Subsidiaries), the Investor’s review rights will be subject to all such limitations and to full compliance by the Managing Member (or its Affiliates) or Company (or its Subsidiaries) of all such obligations.
8.03    Confidentiality.
(a)    Subject to the provisions of this Section 8.03, each Member shall, and shall cause its Affiliates and its and their Representatives to, keep confidential all information, documentation and records obtained from the Company, the Managing Member or its Affiliates and its and their respective officers, directors, employees, consultants, agents, advisors, attorneys, lenders, shareholders or other equity investors (collectively, “Representatives”) with respect to Pattern, this Agreement, the Membership Interest, the Company, Holdings, the Project Company or the Wind Farm, as well as any information arising out of the Investor’s access to the books and records of the Company or its Affiliates (collectively, and as qualified in the next sentence, “Confidential Information”); provided that except as set forth in clause (b) of this Section 8.03, nothing herein shall restrict or prohibit the Members from disclosing Confidential Information to its Representatives, in each case who first are instructed to maintain Confidential Information confidential on substantially similar terms as those contained in this Section 8.03; provided, further, that the Members shall be liable for any breach of this Section 8.03 by any such Person as if the Investor had itself committed such breach. “Confidential Information” shall not include: (i) public information or information in the public domain at the time of its receipt by the Investor or its Representatives; (ii) information which becomes public through no fault or act of the Investor or its Representatives; or (iii) information received by the Investor or its Affiliates in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations. Each Member acknowledges that it is aware that (A) Confidential Information and Competitively Sensitive Information contain material, non-public information regarding the Managing Member, the Company and their Affiliates, and (B) the United States securities laws prohibit any Persons who have material, non-public information from purchasing or selling securities of a company using such information or from communicating such information to any Person (including its Affiliates) under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. The Investor further confirms that it has in place internal information protection mechanisms to prevent unauthorized use of the Confidential Information and Competitively Sensitive Information.
(b)    “Competitively Sensitive Information” shall mean information regarding Pattern, the Managing Member, the Company, Holdings, the Project Company or the Wind Farm that Pattern determines that one or more Affiliates of the Investor could reasonably be expected to use to compete with Pattern. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to receive Competitively Sensitive Information, and the Investor shall, and shall cause its Affiliates to, maintain any Competitively Sensitive Information of which any of their respective employees, officers or directors is or becomes aware in strict confidence; provided that the Managing Member shall, or shall cause Pattern to, provide the Investor or PSP with a commercially reasonable description of the nature of any Competitively Sensitive Information that would otherwise have been provided to the Investor but for this Section 8.03(b) and shall use commercially reasonable efforts to provide substitute disclosure to the Investor that, to the greatest extent practicable under the circumstances, will enable the Investor to exercise its rights under this Agreement in substantially the same manner as if the Investor had full access to such Competitively Sensitive Information and that is otherwise reasonably satisfactory to the Investor.
(c)    Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent or restrict the Investor or any of its Affiliates or Pattern Finance or its Affiliates, as applicable, from disclosing, without the agreement of the Managing Member, the Company, Holdings, Pattern or the Project Company, or of the Investor, as applicable: (i) Confidential Information required to be disclosed under any applicable Law (including applicable securities laws) or the rules of any securities exchange; (ii) Confidential Information required to be disclosed to such Person’s lenders or other creditors on a confidential basis; provided that in no event shall this clause (ii) permit the disclosure of any Competitively Sensitive Information. The Investor or any Affiliate, or Pattern Finance or Affiliate, as applicable, disclosing Confidential Information, as applicable in accordance with this Section 8.03, shall use reasonable efforts to (A) advise the Managing Member or the Investor, as applicable, of the details of the required disclosure and (B) if permitted by applicable Law, obtain the comments of the Managing Member or the Investor, as applicable, on the wording of the proposed disclosure prior to making such disclosure.
(d)    Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor, any of its Affiliates, or any of their respective Representatives, share any Confidential Information or Competitively Sensitive Information with any portfolio companies or other investments of PSP (or any of their respective Representatives other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) and the Investor shall, and shall cause its Affiliates that receive Confidential Information or Competitive Sensitive Information to, use customary information barriers to ensure that no portfolio company or other investment of PSP or any of their respective Representatives (other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) has access to any Confidential Information or Competitively Sensitive Information.
(e)    Each Member shall consult with each other Member and provide each other Member a reasonable opportunity to comment before issuing any press release or making any other public announcement regarding such other Member, provided that (i) in the case of any disclosure required by applicable Law or stock exchange rule, such consultation and opportunity to comment shall only be required to the extent reasonably practicable under the circumstances and (ii) no consultation and opportunity to comment shall be required with respect to any disclosure that is substantially similar to prior public disclosure made in compliance with the terms of this Agreement.
(f)    In the event of a breach of a Member’s obligations under this Section 8.03, the Member must, as soon as practicable following discovery of the breach, give written notice to the other Members of the nature of the breach. The Member must immediately, and upon consultation with the other Members, take all necessary reasonable steps to limit the extent of the breach.
(g)    Disclosure or use of Confidential Information and Competitively Sensitive Information contrary to, or other breach of, this Agreement, or any other failure to comply with the terms and conditions of this Agreement by a Member, will give rise to irreparable injury to the Company and Affiliates, inadequately compensable in damages. The Members acknowledge and agree that the Company and its Affiliates, as applicable, may, in addition to any other remedy and in conjunction with Section 10.08, enforce the performance of this Agreement by way of injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages (and without the requirement of posting a bond or other security). The rights and remedies provided in this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or equity.
8.04    Third Party Beneficiaries. The provisions of Section 8.03 will inure to the benefit of the Company and its Subsidiaries, notwithstanding that such Subsidiaries are not parties hereto.
8.05    Survival. The provisions of Section 8.03 will survive the termination of this Agreement or dissolution of the Company.

ARTICLE 9
DISSOLUTION, WINDING-UP AND TERMINATION
9.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    the unanimous consent of the Members to dissolve the Company;
(b)    the disposition of all or substantially all of the Company’s business and assets; or
(c)    an event that makes it unlawful for the business of the Company to be carried on.

9.02    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Managing Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by the Certified Public Accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the indebtedness and other debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);
(iii)    with respect to the remaining assets of the Company:
(A)    the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all Company property, including to Members at such price, but in no event lower than the fair market value thereof, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of clauses (iv) and (v) hereof; and
(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with clauses (iv) and (v) hereof.
(iv)    after giving effect to the special allocations in Section 5.01(b), items of gross income, gain and credit arising in connection with the liquidation shall first be allocated to each Member having a negative balance in its Capital Account, in the proportion that such negative balance bears to the total negative balances in the Capital Accounts of all Members, until each Member has been allocated items of gross income and gain equal to any such negative balance in its Capital Account and such deficit balance has thereby been eliminated;

(v)    any remaining items of income, gain, credit, loss, deduction and credit arising in connection with the liquidation shall be allocated among the Members in accordance with their Pro Rata Shares; and
(vi)    the remaining assets of the Company, shall be distributed to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
9.03    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or other applicable Law. All costs and expenses in fulfilling the obligations under this Section 9.03 shall be borne by the Company.
ARTICLE 10
GENERAL PROVISIONS
10.01    Offset. Whenever the Company is to pay any sum to any Member, any amounts then owed by that Member to the Company may be deducted from such sum before payment.
10.02    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or certified mail, return receipt requested, or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after 4:00 p.m. (local time at the place of receipt) shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit B, as amended from time to time, including in accordance with Section 3.03(b). A copy of any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
10.03    Amendment or Restatement. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by all of the Members.
10.04    Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
10.05    Governing Law; Construction. This Agreement is governed by and shall be construed in accordance with the Law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the Law of another jurisdiction; provided, however, that the law of the State of New York shall be the governing law with respect to the following matters: (a) the rights and duties of the Company with respect to registration of transfer of securities (other than any Transfer hereunder), (b) the effectiveness of registration of transfer of securities by the Company, (c) whether the Company owes any duties to an adverse claimant to a security and (d) whether an adverse claim can be asserted against a Person to whom transfer of a certificated or uncertificated security is registered or a Person who obtains control of an uncertificated security. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.
10.06    Dispute Resolution Procedure. Except as otherwise provided for in Section 8.03 of this Agreement, if any dispute, claim, question or differences arises out of or in relation to this Agreement, or any breach hereof, (a “Dispute”) the Parties to this Agreement shall each use commercially reasonable efforts to settle the Dispute prior to resorting to commencing a proceeding in respect of such Dispute (“Initial Good Faith Discussions”). Notwithstanding the foregoing, if the Dispute is not resolved within ten (10) days of commencing such Initial Good Faith Discussions, the Parties shall refer such Dispute to their respective senior representatives, who shall in turn use commercially reasonable efforts to settle the Dispute (the “Escalated Good Faith Discussions”). If such Dispute remains unresolved following the date that is ten (10) days following the commencement of the Escalated Good Faith Discussions, any Party may, following delivery of written notice to the other Party or Parties, as applicable, commence an action in respect of such Dispute.
10.07    Jurisdiction; Service of Process. Each of the Parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing same in the manner provided in Section 10.02.
10.08    Third Parties. Except as provided below, the provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, should not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement) and no Member shall have any duty or obligation to any creditor of the Company to make any additional contributions to the Company. Pattern and its Subsidiaries shall be the third party beneficiaries of Section 3.04(a).
10.09    Severability. If one or more of the provisions of this Agreement are held by a proper court to be unenforceable under applicable Law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.
10.10    Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but each of which, when taken together, shall constitute but one and the same instrument.

10.11    Corporate Opportunities, Waiver of Fiduciary Duties, Etc.. To the maximum extent permitted by applicable Law, no Member will have any fiduciary duties to any other Member or to the Company, including as may result from a conflict of interest between any of Pattern, Pattern Finance, Investor, PSP, the Company, Holdings and the Project Company.
10.12    Covenants for the Benefit of Panhandle B Member. In order to induce Panhandle B Member to execute and deliver the acknowledgement and agreement attached hereto, each Member hereby severally covenants and agrees, for the benefit of Panhandle B Member, to comply with its obligations under Sections 3.02, 3.03 and 3.04 (subject, in the case of Section 3.04, to Sections 3.07 and 3.08), notwithstanding any subsequent amendment of those provisions or related definitions other than amendments which have been consented to in writing by Panhandle B Member, and notwithstanding any termination of this Agreement.

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EXECUTED as of the date first written above.

PATTERN US FINANCE COMPANY LLC

By:_/s/ Dyann S. Blaine_____________
Name: Dyann S. Blaine
Title: Vice President

VERTUOUS ENERGY LLC
By:__/s/ Patrick Samson___________
Name: Patrick Samson
Title: Authorized Signatory

By:__/s/ Jean Daigneault___________
Name: Jean Daigneault
Title: Authorized Signatory

ACKNOWLEDGMENT BY PANHANDLE B MEMBER
The undersigned, Panhandle B Member 2 LLC, a Delaware limited liability company (“Panhandle B Member”) hereby acknowledges the terms set forth in Sections 3.03, Sections 3.04(b) and (c) (subject to Sections 3.07 and 3.08), Section 4.02, Article 6 and Section 8.02 of the Amended and Restated Limited Liability Company Agreement of PAN2 B2 LLC dated as of December 22, 2017 (the “Agreement”) and agrees with the Members as follows:

1.	Defined Terms. Terms used in this Acknowledgement which are not defined in this Acknowledgement shall have the meanings provided in the Agreement.

2.
Restrictions on Disposition. In connection with any “Disposition” of “Class B Membership Interests” (as such terms are defined in the Holdings Operating Agreement) held by Panhandle B Member in Holdings (other than an Article 9 Disposition) (the “Class B Membership Interests Disposition”), Panhandle B Member will comply with the restrictions set forth in Section 3.03(a), (b)(i) and (ii)(A) of the Agreement as if such restrictions were applicable to such Class B Membership Interests Disposition, mutatis mutandis.

3.
Tag-Along Provisions. To the extent Section 3.04(b) of the Agreement is applicable to any Class B Membership Interests Disposition, if the Tag Along PSP Seller provides a Tag Along Acceptance Notice in accordance with such Section 3.04(b), Panhandle B Member shall include the applicable Tagging Interests in such Class B Membership Interests Disposition in accordance with such Section 3.04(b) and will otherwise comply with the terms of such Section 3.04(b) as if it were applicable to Panhandle B Member as the seller of the Tag Along Sale Interests, mutatis mutandis.

4.
ROFO Provisions. To the extent Section 3.04(c) of the Agreement is applicable to any Class B Membership Interests Disposition, Panhandle B Member shall comply with the terms of such Section 3.04(c) as if it were applicable to Panhandle B Member as the ROFO Offeree.

5.	Management and Reporting. Panhandle B Member shall comply with the terms of Article 6 and Section 8.02 of the Agreement to the extent applicable to Panhandle B Member or Holdings.

6.	Pattern Control Rights Transfer. Panhandle B Member shall promptly perform any and all acts necessary to implement the Pattern Control Rights Transfer when required by the Agreement.
PANHANDLE B MEMBER 2 LLC

By:	/s/ Dyann S. Blaine Name: Dyann S. Blaine Title: Vice President

EXHIBIT A
Members, Capital Contributions, Etc.

Member Name	Capital Account on the Effective Date	Number of Units	Pro-Rata Share
Vertuous Energy LLC	$58,640,000	9,800	98%
Pattern US Finance Company LLC	$1,196,735	200	2%

EXHIBIT B

Members’ Addresses for Notice

If to Pattern Finance:
c/o Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, California 94111
Attention: General Counsel
Tel: 415-283-4000
Fax: 415-362-7900
If to Investor:
c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Québec H3B 5E9
Attention: Managing Director, Infrastructure Investments
Fax: 514-937-0403
Email: vertuousenergy@investpsp.ca and legalnotices@investpsp.ca

Copy to:
Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College, 26th Floor
Montreal, Québec, Canada H3A 3N9
Attention: Franziska Ruf
Facsimile (514) 841-6499
E-mail:     fruf@dwpv.com